Exhibit 10.1

EXECUTION COPY

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

among

TAXI MEDALLION LOAN TRUST III,

as the Borrower

AUTOBAHN FUNDING COMPANY LLC,

as the Lender

and

DZ BANK AG DEUTSCHE ZENTRAL-GENOSSENSCHAFTSBANK,

FRANKFURT AM MAIN,

as the Agent

Dated as of December 12, 2016

i

LIST OF SCHEDULES AND EXHIBITS

Schedules

SCHEDULE I	ELIGIBILITY CRITERIA; APPLICABLE ADVANCE RATE PERCENTAGES
SCHEDULE II	STANDARD FORM MEDALLION LOAN DOCUMENTS
SCHEDULE III	CHIEF EXECUTIVE OFFICES; FEDERAL EMPLOYER IDENTIFICATION NUMBERS; PRESENT AND FORMER NAMES
SCHEDULE IV	CREDIT AND COLLECTION POLICY
SCHEDULE V	UNDERWRITING GUIDELINES
SCHEDULE VI	CONDITION PRECEDENT DOCUMENTS FOR THE INITIAL BORROWING
SCHEDULE VII	FILING JURISDICTIONS
SCHEDULE VIII	PARENT SUBSIDIARIES
SCHEDULE IX	PRICING REPORTS
SCHEDULE X	PERMITTED JUNIOR PARTICIPANTS
SCHEDULE XI	APPROVED JUNIOR PARTICIPATION AGREEMENTS

Exhibits

EXHIBIT A	FORM OF DAILY BORROWING BASE CERTIFICATE
EXHIBIT B	FORMS OF LOCKBOX ACCOUNT CONTROL AGREEMENT
EXHIBIT C	FORM OF COMPLIANCE CERTIFICATE
EXHIBIT D	FORM OF COMMERCIAL PAPER REMITTANCE REPORT
EXHIBIT E	FORM OF TAX CERTIFICATE
EXHIBIT F	FORM OF NOTICE OF BORROWING AND PLEDGE
EXHIBIT G	FORM OF APPROVED JUNIOR PARTICIPATION AGREEMENTS
EXHIBIT H	FORM OF JUNIOR PARTICIPATION SUPPLEMENTAL AGREEMENT
EXHIBIT I	FORM OF POWER OF ATTORNEY
EXHIBIT J	FORM OF SUBORDINATION AGREEMENT

v

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is made as of December 12, 2016, among TAXI MEDALLION LOAN TRUST III, a Delaware statutory trust, as the Borrower, AUTOBAHN FUNDING COMPANY LLC, a Delaware limited liability company, as the Lender, and DZ BANK AG DEUTSCHE ZENTRAL-GENOSSENSCHAFTSBANK, FRANKFURT AM MAIN, as the Agent.

PRELIMINARY STATEMENTS

A. This Agreement amends and restates and supersedes in all respects that certain Loan and Security Agreement dated as of December 12, 2008 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Agreement”).

B. The Borrower may from time to time request the Lender to make Advances hereunder, the proceeds of which will be used to purchase Medallion Loans. The Lender has agreed to make such Advances on the terms and conditions set forth herein in an aggregate amount not to exceed at any one time outstanding the Maximum Facility Amount.

B. To secure its obligations hereunder and under the other Loan Documents, the Borrower has agreed to grant to the Agent, for the benefit of the Secured Parties, a security interest in the Medallion Loans and the other Collateral.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Certain Defined Terms.

As used in this Agreement and its schedules and exhibits, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“17g-5 Representative” means any deal team officer within the New York Asset Securitization Group of DZ Bank.

“Accepted Servicing Practices” has the meaning specified in the Servicing Agreement.

“Adjusted LIBO Rate” means, for any Interest Period, an interest rate per annum obtained by dividing (i) the LIBO Rate for such Interest Period by (ii) a percentage equal to 100% minus the LIBO Rate Reserve Percentage for such Interest Period.

“Advance” has the meaning specified in Section 2.01.

“Adverse Claim” means a lien, security interest, charge, encumbrance or other right or claim of any Person other than, with respect to the Collateral, any lien, security interest, charge, encumbrance or other right or claim in favor of the Agent for the benefit of the Secured Parties.

“Affected Party” has the meaning specified in Section 2.10.

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (together with the correlative meanings of “controlled by” and “under common control with”) means possession, directly or indirectly, of the power (a) to vote 10% or more of the securities or interests (on a fully diluted basis) having ordinary voting power for the directors or managing partners (or their equivalent) of such Person, or (b) to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities or interests, by contract, or otherwise.

“Affiliated Loan Sale Agreement” has the meaning specified in the Purchase Agreement.

“Affiliated Seller” means any Affiliate of Medallion Funding that is a party to an Affiliated Loan Sale Agreement as a seller.

“Affiliated Seller Purchase Termination Event” means, with respect to any Affiliated Seller, a “Termination Event” under (and as defined in) the Affiliated Loan Sale Agreement to which such Affiliated Seller is a party.

“Agent” means DZ Bank, in its capacity as agent for the Secured Parties hereunder, and any successor thereto in such capacity appointed pursuant to Section 7.07.

“Agreement” means this Amended and Restated Loan and Security Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time hereafter.

“Alternative Rate” means, with respect to any Alternative Rate Interest Period, an interest rate per annum equal to (A) the lesser of (i) the Funding Source’s cost of funds with respect to funding such Advance during such Alternative Rate Interest Period, as certified by the Agent to the Borrower upon request of the Borrower, and (ii) EURIBOR, plus (B) the Applicable Margin.

“Alternative Rate Interest Period” means any Interest Period (or portion thereof) during which an Advance is not funded through the issuance of the Lender’s commercial paper or during which such Advance is otherwise to accrue Interest by reference to the Alternative Rate.

“Anti-Money Laundering Laws” means the BSA and all applicable requirements of law under 18 U.S.C. §§ 1956 and 1957.

“Anti-Terrorism Laws” means the OFAC Laws and Regulations, the Executive Orders and the USA Patriot Act.

“Applicable Advance Rate Percentage” means:

(I) in the case of (a) any Medallion Loan transferred to the Borrower before January 1, 2016 and (b) any other Medallion Loan that is either (x) modified or refinanced after May 31, 2016 pursuant to a modification or refinancing as permitted by the Loan Documents or otherwise approved by the Agent or (y) transferred to the Borrower after May 31, 2016:

(a) with respect to each Medallion Loan that is a Category I Medallion Loan, the “Advance Rate” set forth in the chart below opposite the applicable Class of such Eligible Medallion Loan as of the date of determination:

Class of Category I Medallion Loans	Advance Rate
Class A Medallion Loans	95%
Class B Medallion Loans	90%
Class C Medallion Loans	85%
Class D Medallion Loans	60%

(b) with respect to each Medallion Loan that is a Category II Medallion Loan, the “Advance Rate” set forth in the chart below opposite the applicable Class of such Eligible Medallion Loan:

Class of Category II Medallion Loans	Advance Rate
Class A Medallion Loans	90%
Class B Medallion Loans	80%
Class C Medallion Loans	75%
Class D Medallion Loans	55%

(c) with respect to each Medallion Loan that is a Category III Medallion Loan, the “Advance Rate” set forth in the chart below opposite the applicable Class of such Eligible Medallion Loan:

Class of Category III Medallion Loans	Advance Rate
Class A Medallion Loans	85%
Class B Medallion Loans	70%
Class C Medallion Loans	65%
Class D Medallion Loans	50%

; or

(II) in the case of any Medallion Loan that was (a) transferred to the Borrower on or after January 1, 2016 but before June 1, 2016 and (b) has not been modified or refinanced after May 31, 2016 pursuant to a modification or refinancing as permitted by the Loan Documents or otherwise approved by the Agent:

(a) with respect to each Medallion Loan that is a Category I Medallion Loan, the “Advance Rate” set forth in the chart below opposite the applicable Class of such Eligible Medallion Loan as of the date of determination:

Class of Category I Medallion Loans	Advance Rate
Class A Medallion Loans	85%
Class B Medallion Loans	80%
Class C Medallion Loans	75%
Class D Medallion Loans	50%

(b) with respect to each Medallion Loan that is a Category II Medallion Loan, the “Advance Rate” set forth in the chart below opposite the applicable Class of such Eligible Medallion Loan:

Class of Category II Medallion Loans	Advance Rate
Class A Medallion Loans	80%
Class B Medallion Loans	70%
Class C Medallion Loans	65%
Class D Medallion Loans	45%

(c) with respect to each Medallion Loan that is a Category III Medallion Loan, the “Advance Rate” set forth in the chart below opposite the applicable Class of such Eligible Medallion Loan:

Class of Category III Medallion Loans	Advance Rate
Class A Medallion Loans	75%
Class B Medallion Loans	60%
Class C Medallion Loans	55%
Class D Medallion Loans	40%

“Applicable Margin” has the meaning specified in the Fee Letter.

“Approved Junior Participation Agreement” means a participation agreement between Medallion Funding and a Permitted Subordinated Lender, substantially in one of the forms attached hereto as Exhibit G, as amended, supplemented, restated or otherwise modified from time to time with the consent of the Agent in its sole and absolute discretion; provided that each participation agreement listed on Schedule XI, a copy of which has been furnished to the Agent, shall constitute an “Approved Junior Participation Agreement” hereunder so long as (i) such participation agreement is not amended or otherwise modified without the prior written consent of the Agent and (ii) the aggregate principal amount of the participations evidenced by all such participation agreements does not exceed $150,000.

“Approved Originator” means Medallion Funding, Parent, Medallion Capital, Freshstart or any other Person, acceptable to the Agent in its sole and absolute discretion and approved in writing by the Agent, as an originator of Medallion Loans.

“Approved Purchase Agreement” means each purchase and sale agreement for Medallion Loans between the Borrower, as purchaser, and an Approved Seller, together with all instruments, documents and agreements executed in connection therewith, acceptable to the Agent in writing in its sole and absolute discretion, as such Approved Purchase Agreement may from time to time be amended, supplemented, restated or otherwise modified in accordance with the terms hereof.

“Approved Seller” means any Person, other than Medallion Funding, acceptable to the Agent in its sole and absolute discretion and approved in writing by the Agent, as seller of Medallion Loans to the Borrower pursuant to an Approved Purchase Agreement.

“Approved Subordination Agreement” means a subordination agreement between Medallion Funding and a Permitted Subordinated Lender, substantially in the form attached hereto as Exhibit J, as amended, supplemented, restated or otherwise modified from time to time with the consent of the Agent in its reasonable discretion.

“Assignment and Acceptance” means an assignment agreement entered into by the Lender and an assignee pursuant to Section 10.04 in form and substance reasonably satisfactory to the Agent.

“Autobahn” means Autobahn Funding Company LLC and any successor thereto.

“Available Funds” means, with respect to any Settlement Date, the sum (without duplication) of the following:

(a) all Collections received in respect of the Medallion Loans during the most recently ended Monthly Period;

(b) all investment earnings earned on investments in the Collection Account during the most recently ended Monthly Period;

(c) all amounts received by the Borrower from each Hedge Counterparty since the immediately preceding Settlement Date; and

(d) all other amounts deposited to the Collection Account during the most recently ended Monthly Period pursuant to this Agreement or any other Loan Document and not enumerated above;

provided that, if (i) on any Settlement Date, there would not be sufficient funds, after application of Available Funds, as defined above, to pay the items specified in (i) through (x) of Section 2.05(b), then Available Funds for that Settlement Date will include, in addition to the Available Funds as defined above, amounts on deposit in the Collection Account which would have constituted Available Funds for the Settlement Date immediately succeeding that Settlement Date, up to the amount necessary to pay such items, and the Available Funds for the immediately succeeding Settlement Date will be adjusted accordingly; and provided, further that the Available Funds for any Settlement Date will exclude any portion of the amounts described in clauses (a) through (d) above that have been released from the Collection Account prior to such Settlement Date pursuant to Section 2.05.

“Backup Servicer” means Lyon Financial Services, Inc. (d/b/a U.S. Bank Portfolio Services), in its capacity as backup servicer under the Backup Servicing Agreement, and any successor thereto in such capacity.

“Backup Servicer Fee” means the fees payable to the Backup Servicer pursuant to the Backup Servicing Agreement.

“Backup Servicing Agreement” means that certain Backup Servicing Agreement of even date herewith among the Backup Servicer, the Borrower, the Servicer and the Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended from time to time, and any successor statute.

“Bankruptcy Event” shall be deemed to have occurred with respect to a Person if either:

(a) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidation, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 30 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

(b) such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors or members shall vote to implement any of the foregoing.

“Bankruptcy Purchase Termination Event” means the occurrence of a Termination Event set forth in Section 7.01(h) of the Loan Sale and Contribution Agreement.

“Bankruptcy Servicer Default” means the occurrence of a Servicer Default set forth in clause (e) of the definition of “Servicer Default” as defined in the Servicing Agreement.

“Base Rate” means, on any date, a fluctuating rate of interest per annum equal to the greater of (a) the average of the rates of interest publically announced by JPMorgan Chase Bank, N.A. and Citibank, N.A., or their respective successors, as their respective “Prime” rates and (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1%.

“Base Rate Advance” has the meaning specified in Section 2.10(c).

“Borrower” means Taxi Medallion Loan Trust III, a Delaware statutory trust.

“Borrower Material Adverse Effect” means a material adverse effect on (a) the contracts, property, business, condition (financial or otherwise) or prospects of the Borrower, (b) the ability of the Borrower to perform its obligations under any of the Loan Documents to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Secured Parties under any of the Loan Documents or (e) the Collateral.

“Borrowing” means a borrowing consisting of one or more Advances made on the same date.

“Borrowing Base “ means, at any time, an amount equal to the sum of (a) the product of the Weighted Average Advance Rate and the Net Eligible Receivables Balance and (b) all Collections on the Eligible Medallion Loans then on deposit in the Collection Account (net of any accrued but unpaid Interest and Facility Fees).

“Borrowing Base Deficiency” means, at any time the amount, if any, by which (a) the Facility Amount exceeds (b) the Borrowing Base.

“Boston Medallion Loan” means a Medallion Loan secured by Medallion Collateral that includes a Medallion issued by the Taxi Commission for the City of Boston, Massachusetts.

“BSA” means the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq.

“Business Day” means a day of the year (other than a Saturday or a Sunday) on which (a) banks are not authorized or required to close in New York City, St. Paul, Minnesota and The Depositary Trust Company of New York is open for business and (b) if the term “Business Day” is used in connection with the determination of the LIBO Rate or EURIBOR, dealings in dollar deposits are carried on in the London interbank market.

“Cambridge Medallion Loan” means a Medallion Loan secured by Medallion Collateral that includes a Medallion issued by the Taxi Commission for the City of Cambridge, Massachusetts.

“Category I Medallion Loan” means a Medallion Loan having an LTV at the time of origination (in the case of any Medallion Loan originated prior to the Effective Date) or of acquisition by the Borrower (in the case of any other Medallion Loan) of 80% or less.

“Category II Medallion Loan” means a Medallion Loan having an LTV at the time of origination (in the case of any Medallion Loan originated prior to the Effective Date) or of acquisition by the Borrower (in the case of any other Medallion Loan) of 85% or less but greater than 80%.

“Category III Medallion Loan” means a Medallion Loan having an LTV at the time of origination (in the case of any Medallion Loan originated prior to the Effective Date) or of acquisition by the Borrower (in the case of any other Medallion Loan) less than or equal to 90% but greater than 85%.

“Cause” means the conviction of, or the entry of a guilty plea or nolo contendere by, the Independent Manager for a crime of dishonesty or moral turpitude or any action by the Independent Manager which constitutes gross negligence, bad faith or willful misconduct in the conduct of his or her duties as a director of the Borrower.

“Change of Control” means the occurrence of any of the following: (i) Medallion Funding shall cease to own, free and clear of all Adverse Claims, all of the outstanding membership interests and other equity of, and voting rights with respect to, the Borrower; or (ii) the Parent shall cease to own, free and clear of all Adverse Claims, all of the outstanding membership interests and other equity of, and voting rights with respect to, Medallion Funding.

“Chicago Medallion Loan” means a Medallion Loan secured by Medallion Collateral that includes a Medallion issued by the Taxi Commission for the City of Chicago, Illinois.

“Class” means the status of a Medallion Loan at any time as a Class A Medallion Loan, Class B Medallion Loan, Class C Medallion Loan or Class D Medallion Loan.

“Class A Medallion Loans” means Eligible Medallion Loans in respect of which there is no delinquency in payment or there is a delinquency in the payment of principal and/or interest which continues for a period of not more than 30 days (without regard to any applicable grace periods and any extensions of the relevant due date).

“Class B Medallion Loans” means Eligible Medallion Loans in respect of which there is a delinquency in the payment of principal and/or interest which continues for a period greater than 30 days but not in excess of 60 days (without regard to any applicable grace periods and any extensions of the relevant due date).

“Class C Medallion Loans” means Eligible Medallion Loans in respect of which there is a delinquency in the payment of principal and/or interest which continues for a period greater than 60 days but not in excess of 90 days (without regard to any applicable grace periods and any extensions of the relevant due date).

“Class D Medallion Loans” means Eligible Medallion Loans in respect of which there is a delinquency in the payment of principal and/or interest which continues for a period greater than 90 days but not in excess of 120 days (without regard to any applicable grace periods and any extensions of the relevant due date).

“Code” means the Internal Revenue Code of 1986, as amended or any successor statute.

“Collateral” has the meaning specified in Section 9.01.

“Collection Account” means a segregated bank account maintained by the Collection Account Bank, as depositary, pursuant to the Collection Account Control Agreement, in the name of the Borrower for the benefit of the Agent and subject to a security interest in favor of the Agent for the benefit of the Secured Parties into which all Collections shall be deposited by the Servicer. U.S. Bank National Association, not in its individual capacity, but in its capacity as Collection Account Bank under the Collection Account Control Agreement, and any successor thereto in such capacity.

“Collection Account Bank” means U.S. Bank, National Association, not in its individual capacity, but in its capacity as Collection Account Bank under the Collection Account Control Agreement, and any successor thereto in such capacity.

“Collection Account Bank Fees” means the fees payable to the Collection Account Bank pursuant to the Collection Account Control Agreement.

“Collection Account Control Agreement” means that certain Collection Account Control Agreement, dated as of December 12, 2008, by and among the Borrower, the Agent, and the Collection Account Bank, as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Collections” means, collectively, all collections, payments and recoveries on or in respect of the Medallion Loans, the Hedge Transactions, the Medallion Collateral and the other Collateral (including without limitation insurance proceeds and proceeds of the disposition of the Medallion Loans or of assets securing or otherwise subject to the Medallion Loans), and all proceeds of the foregoing, including, any payments from Medallion Funding in respect of any obligation to repurchase any Medallion Loan from the Borrower in accordance with the terms of the Purchase Agreement. For the avoidance of doubt, “Collections” shall include all payments in respect of any Medallion Loans that are received or deemed to have been received by the Servicer, any MF/Borrower Related Party or any other Seller in connection with any refinancing of or modification to such Medallion Loan.

“Commercial Paper Remittance Report” means a report furnished by the Borrower to the Agent in substantially the form attached as Exhibit D.

“Compliance Certificate” means a certificate delivered pursuant to Section 5.17 in substantially the form attached as Exhibit C.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or application for a letter of credit.

“Corporate Handicapped Medallion” means a Medallion that is not an Individual Handicapped Medallion, and which requires the owner of such Medallion to operate a handicap accessible taxi.

“Corporate Medallion” means either a Corporate Non-Handicapped Medallion or a Corporate Handicapped Medallion.

“Corporate Non-Handicapped Medallion” means a Medallion that is not an Individual Medallion and is not a Corporate Handicapped Medallion.

“CP Interest Period” means any Interest Period (or portion thereof) during which an Advance is funded through the issuance of the Lender’s commercial paper.

“CP Rate” means, for any CP Interest Period for any Advance, the per annum rate equivalent to the weighted average cost of or related to the issuance of commercial paper by the Lender (as determined by the Agent, and which shall include (without duplication) interest or discount on such commercial paper, the fees and commissions of placement agents and dealers, incremental carrying costs incurred with respect to commercial paper maturing on dates other than those on which corresponding funds are received by the Lender and other borrowings by the Lender to fund small or odd dollar amounts that are not easily accommodated in the commercial paper market) to the extent such commercial paper is allocated, in whole or in part, by the Lender or the Agent on its behalf to fund or maintain such Advance during such CP Interest Period; provided, however, that if any component of any such rate is a discount rate, in calculating the “CP Rate” the Agent shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum.

“Credit and Collection Policy” means the credit and collection policy of Medallion Funding, as Servicer, for Medallion Loans attached hereto as Schedule IV, or, in the event that Medallion Funding or one of its Affiliates is no longer the Servicer, the Credit and Collection Policy of the successor Servicer.

“Custodial Agreement” means that certain Custodial Agreement, dated as of December 12, 2008, among the Borrower, the Custodian, the Servicer and the Agent, as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Custodian” means Wells Fargo Bank, National Association, as custodian under the Custodial Agreement, and its successors and permitted assigns thereunder.

“Custodian Fee” has the meaning specified in the Custodial Agreement.

“Daily Borrowing Base Certificate” means a certificate, in substantially the form of Exhibit A, executed by the Servicer and the Borrower and delivered to the Agent pursuant to Section 2.05.

“Default” means an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

“Default Funding Rate” means the Base Rate plus 2.50%.

“Default Rate” means a percentage determined as of the last day of each Monthly Period equal to (i) the product of (a) the aggregate Net Principal Balance of all Medallion Loans that became Defaulted Medallion Loans during such Monthly Period (such Net Principal Balance being determined without giving effect to any charge-off of such Medallion Loans) and (b) 12, divided by (ii) the aggregate Net Principal Balance of all Medallion Loans. For purposes of this definition, the term “Medallion Loan” shall include any loan that was at any time a Medallion Loan hereunder but was subsequently removed from the Collateral in connection with a repurchase by the applicable Seller. For the avoidance of doubt, the Default Rate shall be calculated for Monthly Periods prior to the date of the initial Advance based on the Medallion Loans that are in the Collateral as of the date of the initial Advance.

“Defaulted Medallion Loan” means a Medallion Loan (i) in respect of which there is a delinquency in the payment of principal and/or interest which continues for a period of 180 days or more (without regard to any applicable grace periods and any extensions of the relevant due date), (ii) where a Bankruptcy Event has occurred with respect to the related Obligor or (iii) which has been, or should have been, written-off in accordance with the Credit and Collection Policy.

“Deferred Program Fee” has the meaning specified in the Fee Letter.

“Delinquency Rate” means a percentage determined as of the last day of each Monthly Period equal to (i) the aggregate Net Principal Balance of all Medallion Loans in respect of which there is a delinquency in the payment of principal and/or interest which has continued for a period of 61 or more days but less than 180 days (such Net Principal Balance being determined without giving effect to any charge-off of such Medallion Loans), divided by (ii) the aggregate Net Principal Balance of all Medallion Loans. For purposes of this definition, the term “Medallion Loan” shall include any loan that was at any time a Medallion Loan hereunder but was subsequently removed from the Collateral in connection with a repurchase by the applicable Seller. For the avoidance of doubt, the Delinquency Rate shall be calculated for Monthly Periods prior to the date of the initial Advance based on the Medallion Loans that are in the Collateral as of the date of the initial Advance.

“Dollars” and “$” means lawful money of the United States of America.

“DZ Bank” means DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main, and any successor thereto.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) which has authority to exercise any Write-Down and Conversion Powers.

“Effective Date” means December 12, 2008

“Effective Restatement Date” means December 12, 2016.

“Eligible Hedge Counterparty” means a Hedge Counterparty that (i) has a long-term unsecured, non-credit enhanced debt rating of not less than “A” by Fitch, “A” by S&P and “A2” by Moody’s (or has its obligations under the relevant Hedge Agreement guaranteed by another Person that has such ratings pursuant to a guaranty in form and substance satisfactory to the Agent) and (ii) has been approved by the Agent as an Eligible Hedge Counterparty hereunder.

“Eligible Investments” means any one or more of the following types of investments, excluding any security with the “r” symbol attached to the rating from S&P and all mortgage-backed securities:

(a) direct interest-bearing obligations of, and interest-bearing obligations guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States;

(b) demand or time deposits in, certificates of deposit of, demand notes of, or bankers’ acceptances issued by any depository institution or trust company having the Required Rating (as defined below) (at the time of such investment or contractual commitment providing for such investment) organized under the laws of the United States or any state and subject to supervision and examination by federal and/or state banking authorities (including, if applicable, the Agent, or any agent of the Agent acting in its commercial capacity);

(c) short-term repurchase obligations pursuant to a written agreement (i) with respect to any obligation described in clause (a) above, where the Agent has taken actual or constructive delivery of such obligation, and (ii) entered into with the corporate trust department of a depository institution or trust company having the Required Rating (at the time of such investment or contractual commitment providing for such investment) organized under the laws of the United States or any state thereof, the deposits of which are insured by the Federal Deposit Insurance Corporation (including, if applicable, the Agent, or any agent of the Agent acting in its commercial capacity);

(d) short-term securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States or any state having the Required Rating (at the time of such investment or contractual commitment providing for such investment);

(e) commercial paper that (i) is payable in United States dollars and (ii) has the Required Rating;

(f) freely redeemable shares in money market funds rated in the highest applicable rating category by Moody’s, S&P and (if rated by Fitch) by Fitch (including any such fund that is managed by the Collection Account Bank or its Affiliates); or

(g) debt obligations of any corporation maturing or putable at par or better not more than one week from the date of acquisition and backed by a letter of credit as to principal and interest issued by a banking institution having the Required Rating (at the time of such investment or contractual commitment providing for such investment).

Eligible Investments may be purchased by or through the Agent or the Collection Account Bank or any of their Affiliates. For purposes of this definition “Required Rating” means a short-term unsecured debt rating of at least “A-1” by S&P, “P-1” by Moody’s and, if rated by Fitch, “F1” by Fitch.

“Eligible Medallion Loan” means a Medallion Loan purchased by the Borrower from a Seller (a) which satisfies the eligibility characteristics set forth on Schedule I hereto on and as of the applicable Funding Date and which continues to satisfy such eligibility characteristics at all times thereafter while such Medallion Loan is included in the Borrowing Base, (b) as to which the Agent has received evidence satisfactory to the Agent that such Medallion Loan was acquired by each of the Seller and the Borrower pursuant to a “true sale” transaction and (c) has not been excluded as an “Eligible Medallion Loan” pursuant to Section 6.03.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Essential Medallion Expenses” means reasonable and documented out-of-pocket expenses incurred by the Servicer in the conduct of its duties under the Servicing Agreement that (i) are necessary to keep a Medallion securing a Medallion Loan in the Collateral in good standing with the relevant Taxi Commission and (ii) are incurred in accordance with Accepted Servicing Practices; provided that, from and after the Termination Date, no expense shall be considered an Essential Medallion Expense unless it has been approved in writing by the Agent.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBOR” means, with respect to any Alternative Rate Interest Period, the rate appearing on the appropriate page of the Bloomberg service (it being understood that this rate is the euro interbank offered rate sponsored by the Banking Federation of the European Union and the Financial Markets Association) (or on any successor or substitute page of such service, or any successor to or substitute for such service providing rate quotations comparable to those currently provided on such page of such service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in euro in the London interbank market) at approximately 11:00 a.m., Frankfurt time, two (2) Business Days prior to the commencement of such Alternative Rate Interest Period, as the rate for deposits in euro with a maturity of three (3) months. In the event that such rate is not available at such time for any reason, then “EURIBOR” with respect to such Interest Period shall be the rate at which deposits in euro in an amount of €5,000,000 and for a maturity of three (3) months are offered by the principal Frankfurt office of the Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., Frankfurt time, two (2) Business Days prior to the commencement of such Alternative Rate Interest Period. If no such rate can be determined as set forth above for a period equal to three (3) months, “EURIBOR” for such period shall be determined through the use of straight-line interpolation by reference to two rates determined as set forth above, one of which shall be determined as if the period were the period of time for which rates are available next shorter than the length of such period and the other of which shall be determined as if the period were the period of time for which rates are available next longer than the length of such period. Notwithstanding the foregoing, if a Euribor Disruption Event has occurred with respect to any Alternative Rate Interest Period, then “EURIBOR” for such Alternative Rate Interest Period shall be the Base Rate.

“Euribor Disruption Event” means, with respect to any Alternative Rate Interest Period, any of the following: (a) a determination by the Lender or any Funding Source that it would be contrary to law or to the directive of any central bank or other Governmental Authority (whether or not having the force of law) to obtain euros in the London interbank market to make, fund or maintain any Advance for such Interest Period, (b) the inability of the Lender or any Funding Source to obtain euros or United States dollars in the London interbank market to make, fund or maintain any Advance for such Interest Period or (c) a determination by the Agent that adequate and reasonable means do not exist for ascertaining a rate for EURIBOR as provided in the definition thereof for such Alternative Rate Interest Period.

“Event of Default” has the meaning specified to that term in Section 6.01.

“Excess Concentration Amount” means, the sum (without duplication) of:

(i) the amount (if any) by which (A) the aggregate Net Principal Balance of the Eligible Medallion Loans that are Class C Medallion Loans exceeds (B) 10% of the Pledged Receivables Balance;

(ii) the amount (if any) by which (A) the aggregate Net Principal Balance of the Eligible Medallion Loans that are Class D Medallion Loans exceeds (B) 5% of the Pledged Receivables Balance;

(iii) the amount (if any) by which (A) the aggregate Net Principal Balance of the Eligible Medallion Loans that are not New York City Medallion Loans exceeds (B) 50% of the Pledged Receivables Balance;

(iv) the amount (if any) by which (A) the ten largest Obligor Concentrations exceeds (B) 60% of the Pledged Receivables Balance;

(v) the amount (if any) by which (A) the aggregate Net Principal Balance of Eligible Medallion Loans that are Interest-Only Medallion Loans exceeds (B) 25% of the Pledged Receivables Balance;

(vi) the amount (if any) by which (A) the aggregate Net Principal Balance of the Eligible Medallion Loans that are Category III Medallion Loans exceeds (B) the lesser of (1) $30,000,000 and (2) 15% of the Pledged Receivables Balance;

(vii) the amount (if any) by which (A) the aggregate Net Principal Balance of the Eligible Medallion Loans that are Boston Medallion Loans exceeds (B) 25% of the Pledged Receivables Balance;

(viii) the amount (if any) by which (A) the aggregate Net Principal Balance of the Eligible Medallion Loans that are Chicago Medallion Loans exceeds (B) 25% of the Pledged Receivables Balance;

(ix) the amount (if any) by which (A) the aggregate Net Principal Balance of the Eligible Medallion Loans that are Cambridge Medallion Loans exceeds (B) 10% of the Pledged Receivables Balance;

(x) the amount (if any) by which (A) the aggregate Net Principal Balance of the Eligible Medallion Loans that are Newark Medallion Loans exceeds (B) 10% of the Pledged Receivables Balance; and

(xi) the sum, for each Taxi Commission (other than the Taxi Commissions for New York, Boston, Chicago, Cambridge and Newark), of the amount (if any) by which (A) the aggregate Net Principal Balance of the Eligible Medallion Loans that are secured by Medallions issued by such Taxi Commission exceeds (B) 3% of the Pledged Receivables Balance.

“Executive Order” has the meaning specified in Section 4.29.

“Exit Fee” has the meaning specified in the Fee Letter.

“Facility Amount” means, at any time, the aggregate outstanding principal amount of Advances hereunder.

“Facility Fees” means, collectively, the Program Fees and Deferred Program Fees.

“Facility Rate” means, at any time, the sum of (i) the weighted average Interest Rate on the Advances then outstanding hereunder (adjusted in a manner reasonably satisfactory to the Agent to reflect any Hedge Transactions then in effect), plus (ii) the rate per annum at which Program Fee accrues, plus (iii) the rate per annum at which the Servicing Fee accrues, plus (iv) the Collection Account Bank Fees, Custodian Fees and Backup Servicer Fees that were payable during the most recently ended Monthly Period, each expressed as a percentage of the average daily Facility Amount during such Monthly Period and converted to an equivalent rate per annum; provided that, for purposes of determining the Minimum Portfolio Yield at any time, the Interest Rate on the Advances shall be deemed to be equal to the Adjusted LIBO Rate determined for an assumed one month Interest Period commencing on the last Business Day of the most recently ended Monthly Period.

“Federal Funds Effective Rate” means for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (adjusted, if necessary, to the nearest 1/100 of 1%) charged to the Agent or its Affiliates on such day on such transactions as determined by it.

“Fee Letter” means that certain Second Amended and Restated Fee Letter, dated as of December 12, 2016, among the Borrower, the Lender and the Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Final Payout Date” means the date following the Revolving Period Termination Date on which all Advances, all Interest thereon and all other Secured Obligations have been indefeasibly paid in full in cash.

“Financial Covenant Default” means the occurrence of either of the following:

(a) the Medallion Funding Tangible Net Worth shall at any time be less than the sum of (i) $58,000,000 plus (ii) 75% of the proceeds received in connection with the issuance of any equity by, or capital contributions to, Medallion Funding or any of its Subsidiaries (net of the reasonable costs and expenses incurred by Medallion Funding and its Subsidiaries in connection with such issuance); or

(b) the Medallion Funding Net Income for any fiscal year shall be equal to or less than zero.

“Financing Lease” means any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“Fitch” means Fitch Ratings or its successor.

“Freshstart” means Freshstart Venture Capital Corp., a New York corporation.

“Funding Agreement” means this Agreement, any Hedge Agreement and any liquidity agreement, credit support agreement, purchase agreement or other agreement or instrument executed by any Funding Source with or for the benefit of the Lender and relating to this Agreement.

“Funding Date” means, (x) with respect to a Medallion Loan, the first date on which an Advance is made hereunder to fund the purchase of such Medallion Loan, and (y) with respect to any Advance, the date on which such Advance is made.

“Funding Date Documentation” has the meaning assigned to such term in the Custodial Agreement.

“Funding Documentation Receipt Date” has the meaning assigned to such term in the Custodial Agreement.

“Funding Source” means (i) DZ Bank and (ii) any other insurance company, bank or other financial institution providing liquidity, credit enhancement or back-up purchase support or facilities to the Lender.

“GAAP” means generally accepted accounting principles as in effect on the date hereof in the United States of America, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any Taxi Commission, any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over a MF/Borrower Related Party or any of its properties.

“Hedge Agreement” means an agreement between the Borrower and a Hedge Counterparty that governs one or more Hedge Transactions entered into pursuant to Section 2.06, which agreement shall consist of a “Master Agreement” in a form published by the International Swaps and Derivatives Association, Inc., together with a “Schedule” thereto and one or more “Confirmations” thereunder confirming the specific terms of each such Hedge Transaction. Each Hedge Agreement shall be consistent with customary rating agency criteria for “swap-dependent” transactions and shall otherwise be in form and substance satisfactory to the Agent.

“Hedge Breakage Costs” means, for any Hedge Transaction, any amount payable by the Borrower upon the early termination (in whole or in part) of that Hedge Transaction.

“Hedge Counterparty” means a counterparty that enters into a Hedge Transaction with the Borrower. Each Hedge Counterparty must be an Eligible Hedge Counterparty at the time the relevant Hedge Transaction is entered into.

“Hedge Notional Amount Requirement” means, for any date, a scheduled amortizing notional amount for such date and each Settlement Date thereafter, which amount shall be no less than 95% and no greater than 105% of the estimated aggregate outstanding principal balance of the Advances as of such date and each such subsequent Settlement Date, as determined by the Agent in its sole discretion after consultation with the Servicer.

“Hedge Transaction” means each interest rate hedge transaction (which, unless otherwise specifically agreed by the Agent in writing, shall consist of an interest rate cap transaction) between the Borrower and a Hedge Counterparty that is entered into pursuant to Section 2.06 and is governed by a Hedge Agreement.

“Indebtedness” means, of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases, (d) all obligations of such Person in respect of letters of credit, acceptances or similar instruments issued or created for the account of such Person, (e) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof and (f) all Contingent Obligations of such Person.

“Indemnified Party” has the meaning specified in Section 8.01.

“Independent Manager” means a Person who (i) is not, and has not been during the preceding five years, a stockholder, member, employee, partners, officer, director, manager or supplier of the Borrower or the Servicer, or any of their respective Affiliates, (ii) does not have, and has not during the preceding five years had, a personal friendship or business or family relationship with any stockholder, member, employee, partner, officer, director, manager or supplier of the Borrower or the Servicer or any of their respective Affiliates, and (iii) (a) has prior experience as an independent director or manager for an entity whose charter documents require the unanimous consent of all independent directors or managers thereof before such entity could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable state or federal law relating to bankruptcy and (b) is employed by, and has at least three years of employment experience with, a nationally recognized provider of advisory, management, or placement services to issuers and borrowers under securitization or structured finance transactions and which in the ordinary course of its business provides independent directors and independent managers for special-purpose financing entities such as the Borrower.

“Individual Handicapped Medallion” means a Medallion issued to an Obligor by a Taxi Commission, designated by such Taxi Commission as an “individual medallion” (commonly referred to as an “owner-driver medallion”), and which requires the owner of such Medallion to operate a handicap accessible taxi.

“Individual Medallion” means either an Individual Non-Handicapped Medallion or an Individual Handicapped Medallion.

“Individual Non-Handicapped Medallion” means a Medallion issued to an Obligor by a Taxi Commission and designated by such Taxi Commission as an “individual medallion” (commonly referred to as an “owner-driver medallion”), and which is not an Individual Handicapped Medallion.

“Interest” means, for any Advance and any Interest Period, the sum for each day during such Interest Period of the following:

IR x PB

360

where:

IR	=	the Interest Rate for such Advance for such day

PB	=	the outstanding principal balance of such Advance on such day provided that no provision of this Agreement shall require the payment or permit the collection of Interest in excess of the maximum permitted by applicable law; and provided further that Interest for any Advance shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

“Interest-Only Medallion Loan” means a Medallion Loan that does not require a monthly payment of principal thereon.

“Interest Payment Date” means the Business Day requested by the Borrower in a Commercial Paper Remittance Report and approved by the Agent not later than 11:00 a.m. (New York time) on the Business Day immediately preceding the first day of the applicable Interest Period; provided that (i) no CP Interest Period may be more than 60 days without the prior written consent of the Agent acting in its sole discretion and (ii) if the Agent and the Borrower have not mutually agreed on the Interest Payment Date with respect to any Advance by 11:00 a.m. (New York time) on the Business Day immediately preceding the first day of such Interest Period, then the Interest Payment Date for such Interest Period will be the Business Day selected by the Agent in its discretion.

“Interest Period” means, with respect to any Advance, (i) initially, the period from and including the applicable Funding Date to but excluding the next succeeding Interest Payment Date for such Advance, and (ii) thereafter, each successive period from and including an Interest Payment Date to but excluding the next succeeding Interest Payment Date for such Advance.

“Interest Rate” means, for each day during any Interest Period and any Advance, a per annum rate equal to (a) to the extent the Lender funds such Advance on such day through the issuance of its commercial paper, the CP Rate and (b) to the extent the Lender does not fund such Advance on such day through the issuance of its commercial paper, the Alternative Rate; provided that from and after the occurrence of an Event of Default or a Termination Event, the Interest Rate for all Advances and all Interest Periods shall be equal to Default Funding Rate.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Junior Participation Medallion Loan” means a Medallion Loan that is subject to a Permitted Junior Participation Interest.

“Junior Participation Supplemental Agreement” means each Junior Participation Supplemental Agreement among the Agent, the Borrower, Medallion Funding and a Permitted Junior Participant, substantially in one the forms attached hereto as Exhibit H, or any other Junior Participation Supplemental Agreement among the Agent, the Borrower, Medallion Funding and a Permitted Junior Participant approved by the Agent in its sole and absolute discretion, in each case as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Key Employees” means Alvin Murstein and Andrew Murstein; provided that if any such Person is replaced by a successor that has been approved in writing by the Agent, then such successor shall be deemed to be a Key Employee and the replaced Person shall cease to be a Key Employee.

“Lender” means Autobahn Funding Company LLC and its successors and assigns.

“Lender Representative” has the meaning specified in Section 10.13(b).

“LIBO Rate” means, with respect to any Interest Period, the interest rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) reported at or about 11:00 a.m., on the date two Business Days prior to the first day of such Interest Period, on Bloomberg page BBAM 1 (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Agent from time to time, for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) as the London Interbank Offered Rate for United States dollar deposits having a term equal to such Interest Period and in a principal amount of $1,000,000 or more (or, if such Page shall cease to be publicly available or, if the information contained on such Page, in the Agent’s sole judgment, shall cease to accurately reflect such London Interbank Offered Rate, such rate as reported by any publicly available recognized source of similar market data selected by the Agent that, in the Agent’s sole judgment, accurately reflects such London Interbank Offered Rate); provided that if no such rate is available for such Interest Period, the “LIBO Rate” shall be a rate per annum at which deposits in United States dollars are offered by the Agent to prime banks in the London interbank market at or about 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for delivery on such first day and for a period equal to such Interest Period. If no such rate can be determined as set forth above for a period equal to such Interest

Period, the LIBO Rate for such Interest Period shall be determined through the use of straight-line interpolation by reference to two rates determined as set forth above, one of which shall be determined as if the Interest Period were the period of time for which rates are available next shorter than the length of such Interest Period and the other of which shall be determined as if the Interest Period were the period of time for which rates are available next longer than the length of such Interest Period.

“LIBO Rate Reserve Percentage” means, for any Interest Period in respect of which Interest is computed by reference to the LIBO Rate, the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) (or if more than one such percentage shall be applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) with respect to liabilities or assets consisting of or including eurocurrency liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Liabilities is determined) having a term equal to such Interest Period.

“Lien” means any mortgage, lien, pledge, charge, security interest or similar encumbrance.

“Liquidity Provider” means any of the financial institutions from time to time party to any Liquidity Purchase Agreement or any liquidity loan agreement or similar arrangement with the Lender in connection with this Agreement.

“Liquidity Purchase Agreement” means any asset purchase or other agreements pursuant to which the Lender may from time to time assign part or all of the Advances made by the Lender to a Liquidity Provider, as amended, restated, supplemented or otherwise modified from time to time.

“Liquidation Fee” means for (i) any Advance for which Interest is computed by reference to the CP Rate (other than an Advance for which the current Interest Period is less than two Business Days) and a reduction of the outstanding principal balance thereof is made for any reason or (ii) any Advance for which Interest is computed by reference to the Alternative Rate and a reduction of the outstanding principal balance of such Advance is made for any reason on any day other than a Settlement Date or on less than three Business Days’ prior written notice, the amount, if any, by which (A) the additional Interest (calculated without taking into account any Liquidation Fee) which would have accrued during the Interest Period in which such reduction occurs (or, in the case of clause (i) above, during the period until the maturity of the underlying commercial paper tranches) on such Advance had such reduction not occurred, exceeds (B) the income, if any, received by the applicable Lender from the investment of the proceeds of such reduction of principal. A certificate as to the amount of any Liquidation Fee (including the computation of such amount) shall be submitted by the applicable Lender (or the Agent on its behalf) to the Borrower and shall be conclusive and binding for all purposes, absent manifest error.

“Loan Documents” means, collectively, this Agreement, the Collection Account Control Agreement, each Lockbox Account Control Agreement, the Fee Letter, the Custodial Agreement, the Servicing Agreement, the Purchase Agreement, each Junior Participation Supplemental Agreement, each Approved Subordination Agreement, each Approved Purchase Agreement, the Backup Servicing Agreement, the Medallion Funding Guaranty, the Parent Guaranty, each agreement relating to a Hedge Transaction, each Affiliated Loan Sale Agreement and all other instruments, documents and agreements executed in connection with any of the foregoing.

“Loan-to-Value Ratio” or “LTV” means, with respect to a Medallion Loan, as of any date of determination, the percentage equivalent of a fraction the numerator of which is the Net Principal Balance for such Medallion Loan and the denominator of which is the Medallion Valuation Amount for the related Medallion.

“Lockbox Account” means a segregated account established in the name of the Borrower for the benefit of the Agent into which Collections are deposited.

“Lockbox Account Bank” means U.S. Bank National Association, not in its individual capacity, but in its capacity as Lockbox Account Bank under the Lockbox Account Control Agreement or such successor bank at which a Lockbox Account is maintained.

“Lockbox Account Control Agreement” means an account control agreement in substantially the form of Exhibit B (or such other form as the Agent may approve in writing in its discretion), executed by the Borrower, the Agent and the applicable Lockbox Account Bank.

“Lockbox Collection Percentage” means, with respect to any Monthly Period, a fraction (expressed as a percentage), the numerator of which is the amount of Collections received during such Collection Period that were remitted directly to a Lockbox Account by the Obligor thereof (or to a post-office box maintained by a Lockbox Account Bank exclusively for receipt of items to be deposited to a Lockbox Account), and the denominator of which is the total amount of Collections received during such Collection Period.

“Maximum Facility Amount” means (i) from the Effective Date until but excluding December 28, 2015, $150,000,000, (ii) from December 28, 2015 through but excluding July 1, 2016, $135,00,000 and (iii) from and after July 1, 2016, $125,000,000, in each case, as such amount may be adjusted from time to time pursuant to Section 2.03.

“Medallion” means a medallion or other license issued by a Taxi Commission which enables the holder thereof to operate a taxicab in New York City, NY, Chicago, IL, Boston, MA, Cambridge, MA, Miami-Dade, FL, Newark, NJ, Philadelphia, PA, Somerville, MA or another location in which the Agent in its sole discretion deems acceptable and approves in writing.

“Medallion Capital” means Medallion Capital, Inc., a Minnesota corporation.

“Medallion Collateral” means, in respect of a Medallion Loan, the related Medallion and any other interest in property securing such Medallion Loan.

“Medallion Funding” means Medallion Funding LLC (successor by merger to Medallion Funding Corp.), a New York limited liability company, and its successors and permitted assigns.

“Medallion Funding Guaranty” means the guaranty of even date herewith executed by Medallion Funding in favor of the Agent, for the benefit of the Secured Parties, as amended, restated, supplemented or otherwise modified from time to time.

“Medallion Funding Intangible Assets” means all licenses, franchises, patents, patent applications, trademarks, program rights, good will, and research and development expense and other like intangible assets shown on the consolidated balance sheet of Medallion Funding and its Subsidiaries.

“Medallion Funding Net Income” means, with reference to any period, the net income (or loss) of Medallion Funding and its Subsidiaries calculated on a consolidated basis for such period in accordance with GAAP (without giving effect to any unrealized gains or losses).

“Medallion Funding Tangible Net Worth” means, at any date, (i) the amount which would be set forth opposite the caption “shareholder’s equity” (or any like caption, in each case inclusive of preferred stock) on a consolidated balance sheet of Medallion Funding and its Subsidiaries at such date, minus (ii) the aggregate amount reflected on such balance sheet of any Medallion Funding Intangible Assets at such date, in each case of clauses (i) and (ii) determined without giving effect to any mark-to-market valuation adjustments and adjustments required by FAS 133 but otherwise in conformity with GAAP.

“Medallion Loan” or “Loan” means each of the loans secured by Medallion Collateral originated by an Approved Originator, and purchased or otherwise acquired by the Borrower, that is included in any Medallion Loan Schedule, and all rights and obligations under such loan.

“Medallion Loan Documents” means, with respect to any Medallion Loan, each of the documents referred to in Section 2 of the Custodial Agreement (regardless of whether such document has been delivered to the Custodian under the Custodial Agreement).

“Medallion Loan File” means, with respect to any Medallion Loan, all Medallion Loan Documents related to such Medallion Loan.

“Medallion Loan Schedule” has the meaning assigned to such term in the Custodial Agreement.

“Medallion Note” means the original executed promissory note or other evidence of indebtedness of an Obligor with respect to a Medallion Loan.

“Medallion Parties” means the MF/Borrower Related Parties and any of their respective Affiliates.

“Medallion Security Agreement” means a security agreement between a Seller and an Obligor under a Medallion Note pursuant to which the Obligor grants such Seller a security interest in the underlying Medallion and any other Medallion Collateral.

“Medallion Valuation Amount” means, as of any date of determination:

(i) in the case of a Medallion issued by the Taxi Commission for New York City, (a) for an Individual Non-Handicapped Medallion, the average of monthly sales prices for sales of Individual Non-Handicapped Medallions during the Relevant Measurement Period (as defined below), as reported by such Taxi Commission, (b) for a Corporate Non-Handicapped Medallion, the average of monthly sales prices for sales of Corporate Non-Handicapped Medallions during the Relevant Measurement Period, as reported by such Taxi Commission, (c) for an Individual Handicapped Medallion, the average of monthly sales prices for sales of Individual Handicapped Medallions during the Relevant Measurement Period, as reported by such Taxi Commission, and (d) for a Corporate Handicapped Medallion, the average of monthly sales prices for sales of Corporate Handicapped Medallions during the Relevant Measurement Period, as reported by such Taxi Commission; or

(ii) in the case of a Medallion issued by any Taxi Commission other than the Taxi Commission for New York City, the average of monthly sales prices for sales of Medallions during the Relevant Measurement Period, as required to be reported pursuant to Section 5.19 of this Agreement;

provided that if the Taxi Commission for New York City (in the case of clause (i)) or other applicable source of monthly sales price information (in the case of clause (ii)) no longer reports monthly sales prices of Medallions as described above, the Medallion Valuation Amount shall be determined by the Agent pursuant to a methodology established by the Agent in its sole discretion exercised in good faith, notice of which methodology shall be given to the Borrower and the Servicer in writing. For purposes of the foregoing, the “Relevant Measurement Period” as of any date of determination shall be the most recent two month period for which the applicable monthly sales prices of Medallions has been reported as described above; provided that, with respect to any two month period, if the number of Medallion sales so reported for the applicable jurisdiction shall be less than ten, then the Relevant Measurement Period for Medallions issued in such jurisdiction shall be the smallest number of consecutive months during which at least ten Medallion sales were reported for such jurisdiction as described above.

“MF/Borrower Related Parties” means the Borrower, Medallion Funding, Parent, Freshstart and Medallion Capital.

“Miami Medallion Loan” means a Medallion Loan secured by Medallion Collateral that includes a Medallion issued by the Taxi Commission for Miami Dade County, Florida.

“Minimum Portfolio Yield” means, at any time, the Facility Rate plus 1%.

“Monthly Period” means each calendar month.

“Moody’s” means Moody’s Investors Service, Inc. or its successor.

“Net Eligible Receivables Balance” means, at any time, (i) the Pledged Receivables Balance at such time, minus (ii) the Excess Concentration Amount at such time.

“Net Principal Balance” means, with respect to a Medallion Loan, the unpaid principal balance of a Medallion Loan less the principal amount of any Permitted Junior Participation Interest in such Medallion Loan.

“New York City Medallion Loan” means a Medallion Loan secured by Medallion Collateral that includes a Medallion issued by the Taxi Commission for New York City.

“Newark Medallion Loan” means a Medallion Loan secured by Medallion Collateral that includes a Medallion issued by the Taxi Commission for the City of Newark, New Jersey.

“Non-Excluded Taxes” has the meaning specified in Section 2.11(a) hereof.

“Non-US Lender” has the meaning specified in Section 2.11(c) hereof.

“Notice of Borrowing and Pledge” means a Notice of Borrowing and Pledge substantially in the form of Exhibit F hereto.

“Obligor” means, with respect to any Medallion Loan, the Person or Persons obligated to make payments with respect to such Medallion Loan, including any co-signer or guarantor for a Person so obligated.

“Obligor Concentration” means, with respect to any Obligor, the aggregate Net Principal Balance of all Eligible Medallion Loans owing by such Obligor or any Affiliate of such Obligor.

“OFAC” has the meaning specified in Section 4.29.

“OFAC Laws and Regulations” has the meaning specified in Section 4.29.

“Official Body” means any Governmental Authority or any accounting board or authority (whether or not part of a government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic.

“Originator” means Medallion Funding or any other Approved Originator.

“Other Acceptable Medallion Loan” means a Medallion Loan issued by an Other Acceptable Taxi Commission.

“Other Acceptable Taxi Commission” means an agency, commission, regulatory body or other municipal instrumentality of a jurisdiction approved by the Agent in its sole and absolute discretion.

“Outstanding Balance” of any Medallion Loan at any time means the then outstanding principal balance thereof.

“Parent” means Medallion Financial Corp., a Delaware corporation, and its permitted successors hereunder.

“Parent Guaranty” means the guaranty of even date herewith executed by the Parent in favor of the Agent, for the benefit of the Secured Parties, as amended, restated, supplemented or otherwise modified from time to time.

“Permitted Junior Participant” means (a) a lender, financial institution or other Person listed on Schedule X hereto or another lender, financial institution or other Person acceptable to the Agent in its sole and absolute discretion, in each case that is not an Affiliate of the Borrower, that purchases participations in Medallion Loans or makes or acquires Related Subordinated Loans and (b) an Affiliate of the Borrower that is a bankruptcy remote entity and is listed on Schedule X hereto (and whose bankruptcy remoteness has been established to the satisfaction of the Agent in its sole and absolute discretion, including, without limitation, by delivery of a legal opinion of counsel to the Borrower relating to the issues of substantive consolidation and true sale, in form and substance satisfactory to the Agent) or another Affiliate of the Borrower that is a bankruptcy remote entity that is acceptable to the Agent in its sole and absolute discretion hereto (and whose bankruptcy remoteness has been established to the satisfaction of the Agent in its sole and absolute discretion, including, without limitation, by delivery of a legal opinion of counsel to the Borrower relating to the issues of substantive consolidation and true sale, in form and substance satisfactory to the Agent).

“Permitted Junior Participation Interest” means a participation interest in a Medallion Loan that (i) is subordinated in right of payment to the rights of the Borrower and is evidenced by an Approved Junior Participation Agreement or another agreement in form and substance acceptable to the Agent in its sole and absolute discretion, (ii) is subject to a Junior Participation Supplemental Agreement, and (iii) is held by a Permitted Junior Participant; provided, however, that neither Parent nor any Affiliate of Parent shall have a participation interest in any Medallion Loan.

“Permitted Subordinated Loan” means a Related Subordinated Loan that (i) is subordinated in right of payment to the rights of Medallion Funding (or the Borrower as its assignee under the Purchase Agreement) and is evidenced by an Approved Subordination Agreement and (ii) is held by a Permitted Subordinated Lender.

“Permitted Subordinated Lender” means Freshstart, Medallion Capital, the Parent and any other Affiliate of the Parent that has been approved in writing by the Agent as a “Permitted Subordinated Lender” hereunder.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association, government (or any agency, instrumentality or political subdivision thereof) or any other entity of whatever nature.

“Philadelphia Medallion Loan” means a Medallion Loan secured by Medallion Collateral that includes a Medallion issued by the Taxi Commission for the City of Philadelphia, Pennsylvania.

“Pledged Receivables Balance” means the aggregate Net Principal Balance of the Eligible Medallion Loans; provided, that, for purposes of this definition, the Net Principal Balance shall be deemed to be zero with respect to each Medallion Loan:

(i) with respect to which the eligibility criteria set forth on Schedule I are not satisfied on such date;

(ii) for which the Medallion Loan File has been released from the possession of the Custodian under the Custodial Agreement to any Person other than the Agent or a Person acting as the consenting bailee for the Agent for a period of fifteen (15) or more consecutive days;

(iii) that is a Defaulted Medallion Loan; or

(iv) for which the Custodian has not received the Medallion Loan File with respect to such Medallion Loan in the time and manner set forth in Section 2 of the Custodial Agreement.

“Prepayment Fee” has the meaning specified in the Fee Letter.

“Product Information” has the meaning specified in Section 10.13(a).

“Program Fee” has the meaning specified in the Fee Letter.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Agreement” means that certain Loan Sale and Contribution Agreement, dated as of December 12, 2008, between Medallion Funding, as Seller, and the Borrower, as purchaser, together with all instruments, documents and agreements executed in connection therewith, as such Purchase Agreement may from time to time be amended, supplemented, restated or otherwise modified from time to time with the prior written consent for the Agent.

“Purchase Termination Event” means a “Termination Event” under (and as defined in) the Purchase Agreement.

“Reconciliation” has the meaning specified in the Servicing Agreement.

“Regulatory Change” has the meaning specified in Section 2.10.

“Related Parties” means the Borrower, Medallion Funding and Parent.

“Related Subordinated Loan” means, with respect to any Medallion Loan, any other loan that is secured by the same Medallion Collateral.

“Requirements of Law” means as to any Person, the certificate of incorporation and by-laws, trust agreement or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, as to any Person, the chief executive officer, president, vice president, treasurer or secretary or, with respect to financial matters, the chief financial officer, chief accounting officer, president, vice president, treasurer or secretary of such Person; provided, that in the event any such officer is unavailable at any time he or she is required to take any action hereunder, Responsible Officer means any officer authorized to act on such officer’s behalf as demonstrated to the Agent to its reasonable satisfaction.

“Revolving Period Termination Date” means May 31, 2016.

“Rule 17g-5” means Rule 17g-5 under the Securities Exchange Act of 1934, as amended, as such rule may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Securities and Exchange Commission in the adopting release (Amendments to Rules for Nationally Recognized Statistical Rating Organizations, Exchange Act Release No. 34-61050, 74 Fed. Reg. 63,832, 63,865 (Dec. 4, 2009)) and subject to such clarification and interpretation as may be provided by the Securities and Exchange Commission or its staff from time to time.

“S&P” means Standard and Poor’s, a division of The McGraw-Hill Companies, Inc., and its successors.

“Scheduled Termination Date” means June 15, 2017.

“Secured Obligations” means the unpaid principal amount of, and interest on the Advances, and all other obligations and liabilities of the Borrower to the Secured Parties, the Collection Account Bank, the Lockbox Account Bank, the Backup Servicer, the Hedge Counterparties or any Affiliate of any Secured Party that is a hedging counterparty under a Hedge Transaction or any Indemnified Party, (including, but not limited to, fees, expenses and indemnification payments owed to the Custodian under Sections 8 and 15 of the Custodial Agreement) whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of or in connection with this Agreement, any other Loan Document and any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Agent and the Lender or otherwise). For purposes hereof, “interest” shall include, without limitation, interest accruing after the maturity of the Advances and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding.

“Secured Parties” means, collectively, the Lender, the Agent, the Lockbox Account Bank, the Collection Account Bank, the Backup Servicer, the Custodian, each successor Servicer, the Affected Parties, the Hedge Counterparties and each other Indemnified Party.

“Seller” means any of (a) Medallion Funding, in its capacity as Seller under the Purchase Agreement, or (b) an Approved Seller.

“Servicer” means Medallion Funding, in its capacity as servicer under the Servicing Agreement, or such other servicer as shall be acceptable to the Agent in its sole discretion.

“Servicer Default” has the meaning specified in the Servicing Agreement.

“Servicing Agreement” means that certain Servicing Agreement, dated as of the December 12, 2008, among the Borrower, the Agent and the Servicer for the servicing of Medallion Loans, as the same may be amended, supplemented, restated or otherwise modified from time to time with the prior written consent of the Agent.

“Servicing Fee” has the meaning specified in the Servicing Agreement.

“Servicing Records” means all servicing records relating to the Collateral, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Medallion Loans.

“Settlement Date” means (i) the 15th Business Day of each calendar month and (ii) from and after the occurrence of the Termination Date, each other Business Day specified by the Agent in a written notice to the Borrower.

“Settlement Date Report” has the meaning set forth in the Servicing Agreement.

“Somerville Medallion Loan” means a Medallion Loan secured by Medallion Collateral that includes a Medallion issued by the Taxi Commission for the City of Somerville, Massachusetts.

“Specified Event” means the Parent or the Transferor shall make any optional payment or prepayment of principal with respect to any Indebtedness of the Parent or Transferor secured by taxicab medallion loans (other than the Secured Obligations) prior to the maturity date, therefor unless the Borrower makes a prepayment on the Secured Obligations in a pro rata amount relative to such other Indebtedness (which pro rata amount shall be determined based on the relative unpaid principal balances of such other Indebtedness and the Secured Obligations).

“Standard Form Medallion Loan Documentation” means the forms of Medallion Loan Documents utilized by a Seller to originate Medallion Loans, as set forth in Schedule II.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, trust or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership, trust or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Taxes” has the meaning provided in Section 2.11 hereof.

“Taxi Commission” means (i) in the case of the City of New York, New York, the New York City Taxicab and Limousine Commission, (ii) in the case of the City of Boston, Massachusetts, the Boston Police Department, (iii) in the case of the City of Chicago, Illinois, the Commissioner of the Department of Consumer Services, Public Vehicles Operations Division for Chicago, Illinois, (iv) in the case of the City of Cambridge, Massachusetts, the City of Cambridge, Hackney Carriage Division, (v) in the case of the City of Newark, New Jersey, the Division of Taxicabs, Newark Police Department, (vi) in the case of the City of Philadelphia, Pennsylvania, the Pennsylvania Public Utilities Commission, (vii) in the case of the City of Somerville, Massachusetts, the Somerville Taxi Bureau, (viii) in the case of Miami Dade County, Florida, the Miami Dade County Board of County Commissioners or (ix) any Other Acceptable Taxi Commission, and, in each case, any successor agency, commission, regulatory body or other municipal instrumentality charged with responsibility for licensing taxicabs in the applicable municipality.

“Termination Date” means the earliest of (i) the Scheduled Termination Date and (ii) the date of the declaration or automatic occurrence of the Termination Date pursuant to Article VI.

“Termination Event” has the meaning specified in Section 6.02.

“Top Tier Related Parties” means the Transferor, Parent, Freshstart and Medallion Capital.

“Transaction” has the meaning specified in Section 10.13

“Transaction Information” means any information provided to any nationally recognized statistical rating organization providing a rating or proposing to provide a rating to, or monitoring an existing rating of, the Lender’s commercial paper, in each case, to the extent related to providing or proposing to provide such rating or monitoring such rating including, without limitation, information in connection with any MF/Borrower Related Party or the Collateral.

“Transaction Material Adverse Effect” means a material adverse effect on (a) the contracts, property, business, condition (financial or otherwise) or prospects of any Related Party, (b) the ability of any Related Party to perform its obligations under any of the Loan Documents to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Secured Parties under any of the Loan Documents, (e) the timely payment of the principal of or interest on the Advances or other amounts payable in connection therewith or (f) the Collateral.

“Underwriting Guidelines” means (i) in the case of Medallion Loans sold by Medallion Funding, as Seller, to the Borrower, the underwriting guidelines of Medallion Funding for Medallion Loans, attached hereto as Schedule V, or (ii) in the case of Medallion Loans sold by an Approved Seller to the Borrower, the underwriting guidelines of such Approved Seller for Medallion Loans delivered to the Agent and approved by the Agent in writing in the Agent’s sole and absolute discretion.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest or the renewal or enforcement thereof in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“United States” means the United States of America.

“US Person” has the meaning specified in Section 2.11(c) hereof.

“Weighted Average Advance Rate” means, as of any date of determination, the sum of the Advance Rate Weights (as defined below) for all Eligible Medallion Loans as of such date of determination, where “Advance Rate Weight” means, for any Eligible Medallion Loan on any date of determination, a fraction, the numerator of which is equal to the product of (1) the Net Principal Balance of such Eligible Medallion Loan as of such date of determination and (2) the Applicable Advance Rate Percentage with respect to such Eligible Medallion Loan as of such date of determination, and the denominator of which is equal to the Net Principal Balance of all Eligible Medallion Loans as of such date of determination.

“Weighted Average Portfolio Yield” means, as of any date of determination, the sum of the Portfolio Yield Weights for all Medallion Loans that are Eligible Medallion Loans as of such date of determination. For purposes of this definition, “Portfolio Yield Weight” means, for any Medallion Loan that is an Eligible Medallion Loan on any date of determination, a fraction, the numerator of which is equal to the product of (1) the Net Principal Balance of such Medallion Loan that is an Eligible Medallion Loan as of such date of determination and (2) the interest rate applicable to such Medallion Loan that is an Eligible Medallion Loan as of such date of determination, and the denominator of which is equal to the Net Principal Balance of all Medallion Loans that are Eligible Medallion Loans as of such date of determination.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02. Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the Uniform Commercial Code in the State of New York, as in effect on the date hereof and not specifically defined herein, are used herein as defined in such Article 9. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” means articles and sections of, and schedules and exhibits to, this Agreement. Headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof. Any reference to any law, rule or regulation shall be deemed to be a reference to such law, rule or regulation as the same may be amended or re-enacted from time to time. Any reference to any Person shall include its successors and permitted assigns. The terms “include” or “including” mean “include without limitation” or “including without limitation.”

Section 1.03. Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

Section 1.04. Amendment and Restatement. This Agreement amends and restates and replaces in all respects and in its entirety the Existing Agreement. Neither the execution, delivery and acceptance of this Agreement nor any of the terms, covenants, conditions or other provisions set forth herein are intended, nor shall they be deemed or construed, to effect a novation or to pay, extinguish, release, satisfy or discharge (a) all or any part of the indebtedness evidenced by the Existing Agreement, (b) the liability of any person under the Existing Agreement or the Loan Documents executed and delivered in connection therewith, (c) the liability of any Person with respect to the Existing Agreement or any indebtedness or other obligations evidenced thereby, or (d) any mortgages, deeds of trust, liens, security interests or contractual or legal rights securing all or any part of such indebtedness. The aggregate principal balance of the Loan outstanding under the Existing Agreement immediately prior to the Effective Restatement Date shall be deemed to constitute Advances under and on the terms of this Loan Agreement. In addition, any “Obligations” under and as defined in the Existing Agreement of Borrowers outstanding as of the Effective Restatement Date shall become Obligations under this Loan Agreement.

ARTICLE II

THE FACILITY

Section 2.01. Borrowings. On the terms and conditions of the Existing Agreement, the Lender made loans (each such loan, an “Advance”) to the Borrower from time to time during the period from December 12, 2008 until the Revolving Period Termination Date. The Revolving Period has ended and no further Advances shall be made. As of the date hereof, the outstanding principal balance of the Advances is equal to $106,291,000.

Section 2.02. [RESERVED]

Section 2.03. Changes in the Maximum Facility Amount. Subject to the terms of the Fee Letter and the payment of any Prepayment Fee required in connection therewith, the Borrower may, upon at least 30 days prior written notice to the Agent, terminate in whole or reduce in part the portion of the Maximum Facility Amount that exceeds the outstanding Advances; provided, however, that each partial reduction of the Maximum Facility Amount shall be in an aggregate amount equal to $25,000,000 or an integral multiple thereof.

Section 2.04. Use of Proceeds. The Advances may only be used by the Borrower to purchase additional Medallion Loans from a Seller pursuant to, and in accordance with the terms of, the Purchase Agreement or any other Approved Purchase Agreement; provided, however, that Available Funds distributed to the Borrower pursuant to Section 2.05 may be used by the Borrower in any manner as the Borrower may direct in accordance with the terms of the Loan Documents.

Section 2.05. Settlement Procedures.

(a) Establishment of Collection Account. The Borrower has established the Collection Account in the name of the Borrower for the benefit of the Agent for the benefit of the Secured Parties at the Collection Account Bank. The Collection Account shall be subject to the Collection Account Control Agreement and a security interest in favor of the Agent for the benefit of the Secured Parties. Each of the parties hereto hereby agrees that upon the occurrence and during the continuation of an Event of Default, the Agent may give notice (i) to the Collection Account Bank that it is exercising its rights under the Collection Account Control Agreement, and (ii) to the Obligors, directing them to make payments on the Medallion Loans to a Person other than the Servicer, including an account, other than the Lockbox Account, over which the Agent or its designee shall have exclusive dominion and control. The Borrower may not withdraw any amounts from the Collection Account except in accordance with Article II hereof and as otherwise specifically permitted in the Loan Documents.

(b) Settlement Date Distributions. On each Settlement Date, the Agent will direct the Collection Account Bank to transfer the Available Funds on deposit in the Collection Account (including any portion of such funds set aside pursuant to Section 2.05(d) below) in the following amounts and priority:

(i) first, pay to each Hedge Counterparty, pro rata on a pari passu basis, an amount equal to any net payments (other than fees, expenses and Hedge Breakage Costs) which are then due and payable under the Hedge Agreements;

(ii) second, reimburse the Servicer for any Essential Medallion Expenses incurred by the Servicer during the related Monthly Period that have not yet been reimbursed;

(iii) third, pay to the Servicer an amount equal to the accrued and unpaid Servicing Fee and, in the case of a successor Servicer that is not an Affiliate of Medallion Funding, the reasonable out-of-pocket fees and expenses of the successor Servicer that have been approved in writing by the Agent;

(iv) fourth, pay, pro rata on a pari passu basis, (A) to the Backup Servicer an amount equal to the Backup Servicer Fee and other amounts (including expenses and indemnities) then due and payable by the Borrower to the Backup Servicer, (B) to the Collection Account Bank an amount equal to the Collection Account Bank Fees and other amounts (including expenses and indemnities) then due and payable by the Borrower to the Collection Account Bank and (C) to the Custodian an amount equal to the Custodian Fees and other amounts (including expenses and indemnities) then due and payable by the Borrower to the Custodian; provided that the aggregate amount paid under this clause (iv) in respect of amounts other than Backup Servicer Fees, Collection Account Bank Fees and Custodian Fees during any twelve month period shall not exceed $100,000;

(v) fifth, pay to the Agent for the account of the Lender an amount equal to the accrued and unpaid Interest and Facility Fees and all other Secured Obligations then due and payable (other than the principal balance of the Advances and the Secured Obligations described in clauses (ix) and (x) below);

(vi) sixth, pay to the Agent for the account of the Lender an amount equal to the Borrowing Base Deficiency (if any) as of such Settlement Date (determined as if no funds were on deposit in the Collection Account), for application to the repayment of the Advances;

(vii) seventh, if any Advances are to be prepaid on such Settlement Date pursuant to Section 2.09, transfer to the Agent for the account of the Lender the amount of such prepayment;

(viii) eighth, pay all remaining Available Funds to the Agent for the account of the Lender until the Advances and all accrued and unpaid Interest and Facility Fees and all other Secured Obligations have been repaid in full;

(ix) ninth, pay to each Hedge Counterparty, pro rata on a pari passu basis, an amount equal to any fees, expenses and Hedge Breakage Costs which are then due and payable under the Hedge Agreements (if any);

(x) tenth, pay, pro rata on a pari passu basis, to the Backup Servicer, the Collection Account Bank and the Custodian an amount equal to all amounts (including expenses and indemnities) then due and payable by the Borrower to such parties not paid pursuant to clause (iv) above;

(xi) eleventh, so long as no Event of Default, Default, Termination Event or Borrowing Base Deficiency exists or would be created thereby, transfer to the Borrower or its designee the remaining Available Funds for such Settlement Date (or such lesser amount as the Borrower may specify); and

(xii) twelfth, set aside in the Collection Account any remaining Available Funds for future application in accordance with this Section 2.05.

(c) Eligible Investments. All funds held in the Collection Account or any subaccount thereof (including, without limitation, investment earnings thereon), shall be invested at the direction of the Servicer (or, following the occurrence of a Default, the Agent) in Eligible Investments in accordance with the Collection Account Control Agreement. Interest on Eligible Investments shall be applied as Available Funds and shall be distributed in accordance with Section 2.05.

(d) Other Payment Dates. On each Business Day (including any Settlement Date), the Servicer shall set aside funds on deposit in the Collection Account in an amount equal to the accrued and unpaid Interest through such day that will become payable on a subsequent Business Day. On each Interest Payment Date, the Servicer shall direct the Collection Account Bank to pay the accrued and unpaid Interest due on such Interest Payment Date out of the funds so set aside. If any other Secured Obligation becomes due and payable on a date other than a Settlement Date, the Agent may, in its sole discretion, direct the Collection Account Bank to pay the Secured Obligations so due and payable.

Section 2.06. Interest Rate Hedges.

(a) On or before the 30th day following the Effective Date, and each Funding Date thereafter, the Servicer shall, at the expense of the Borrower, arrange for the Borrower to enter into one or more Hedge Transactions satisfying the requirements of this Section 2.06. Each Hedge Transaction shall (i) have a scheduled amortizing notional amount which, when combined with all other Hedge Transactions then in effect, satisfies the Hedge Notional Amount Requirement, (ii) to the satisfaction of the Agent, be sufficient to hedge the interest rate risk associated with funding fixed rate Medallion Loans with floating rate Advances hereunder and (iii) incorporate such other terms as the Agent may reasonably direct in consultation with the Servicer.

(b) If on any Settlement Date the actual aggregate notional amount of all Hedge Transactions is not equal to the Hedge Notional Amount Requirement, the Servicer shall, at the request of the Agent, arrange for the Borrower to enter into an additional Hedge Transaction or terminate an existing Hedge Transaction in whole or in part, as necessary in order to ensure that the actual aggregate notional amount of all Hedge Transactions after giving effect to such addition or termination is equal to the Hedge Notional Amount Requirement as re-calculated by the Agent on such date. Each additional Hedge Transaction entered into by the Borrower pursuant to this Section 2.06(b) must satisfy the conditions set forth in Section 2.06(a) above.

(c) On each date that a repayment of the principal amount of the Advances is made hereunder (other than with regularly scheduled payments of principal on the Loans), the aggregate notional amounts of the Hedge Transactions shall, at the request of the Agent, be reduced such that, after giving effect to such reduction, the aggregate notional amount of all Hedge Transactions, after giving effect to such addition or termination is equal to the Hedge Notional Amount Requirement as re-calculated by the Agent on such date.

(d) In the event that a termination payment is paid by the Hedge Counterparty to the Borrower, that termination payment shall either be paid directly to the replacement counterparty who is entering into the replacement Hedge Transaction or deposited into the Collection Account and applied as Available Funds on the next Settlement Date.

(e) The Borrower shall not enter into any Hedge Transaction, and the Servicer will not arrange for the Borrower to enter into any Hedge Transaction unless (i) the Hedge Counterparty thereunder is, at the time such Hedge Transaction is entered into by the Borrower, an Eligible Hedge Counterparty and (ii) the Agent has reviewed and approved the form and substance of the Hedge Agreement governing such Hedge Transaction.

Section 2.07. Payments and Computations, Etc.

(a) The Advances shall accrue interest on each day during each Interest Period at the applicable Interest Rate. The accrued and unpaid Interest for each Advance shall be due and payable in full on each Interest Payment Date for such Advance. All Secured Obligations shall be due and payable in full on the Termination Date.

(b) All amounts to be paid or deposited by the Borrower hereunder shall be paid or deposited in accordance with the terms hereof no later than 11:00 a.m. (New York City time) on the day when due in lawful money of the United States in immediately available funds in accordance with the Agent’s instructions. If the Borrower fails to make any payment or deposit required to be made by it hereunder when due, the Borrower shall, to the extent permitted by law, pay to the Agent interest on such amount at the Default Funding Rate, payable on demand; provided, however, that such interest rate shall not at any time exceed the maximum rate permitted by applicable law. Any Secured Obligation hereunder shall not be reduced by any distribution if such distribution is rescinded or required to be returned to the Borrower or any other Person for any reason. All computations of Interest, Facility Fees, and other interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed. All such computations shall be made by the Agent, which computations by the Agent shall be conclusive and binding absent manifest error. All payments to be made by any MF/Borrower Related Party hereunder or under any other Loan Document shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.

(c) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of Interest, Facility Fees or any other interest or fee payable hereunder, as the case may be.

Section 2.08. Fees.

(a) The Borrower shall pay the Agent the accrued and unpaid Program Fees, Exit Fees, Prepayment Fees and other fees in the amounts and on the dates set forth in the Fee Letter.

(b) The Borrower shall pay to the Agent, upon the Agent’s demand, for the benefit of the Lender, all Liquidation Fees with respect to any repayment of an Advance.

Section 2.09. Prepayments.

(a) The Borrower shall have the right to prepay any Advance, in whole or in part, on any Interest Payment Date for such Advance upon at least one Business Day’s written notice to the Agent, which notice shall specify the proposed prepayment date and the amount of such prepayment, provided that any partial prepayment of less than all the Advances shall be equal to an integral multiple of $500,000. Each notice of prepayment shall be irrevocable and binding on the Borrower.

(b) If, on any Business Day the Facility Amount shall exceed the Maximum Facility Amount, then, the Borrower shall remit to the Agent, prior to any Borrowing and in any event no later than the close of business of the Agent on the second succeeding Business Day, a payment (to be applied by the Agent to repay Advances) in such amount as may be necessary to reduce the Facility Amount to an amount less than or equal to the Maximum Facility Amount.

Section 2.10. Increased Costs; Capital Adequacy.

(a) If after the Effective Date, the Lender, any Hedge Counterparty, the Agent or any Funding Source (each an “Affected Party”) shall be charged or shall incur any fee, expense, increased reserve requirement or other increased cost on account of the (i) adoption or implementation of any applicable law, rule or regulation or any accounting principle (including, without limitation, any applicable law, rule or regulation or accounting principle regarding or affecting capital adequacy) or any change therein, (ii) any change in the interpretation or administration thereof by any Governmental Authority or accounting body charged with the interpretation or administration thereof, or (iii) compliance with any request or directive (whether or not having the force of law) of any such Governmental Authority or accounting body (a “Regulatory Change”): (A) which subjects any Affected Party to any charge or withholding on or with respect to any Funding Agreement or an Affected Party’s obligations under a Funding Agreement, or on or with respect to the Medallion Loans, or changes the basis of taxation of payments to any Affected Party of any amounts payable under any Funding Agreement (except for changes in the rate of tax on the overall net income of an Affected Party) or (B) which imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of an Affected Party, or credit extended by an Affected Party pursuant to a Funding Agreement or (C) which imposes any other condition the result of which is to increase the cost to an Affected Party of performing its obligations under a Funding Agreement, or to reduce the rate of return on an Affected Party’s capital as a consequence of its obligations under a Funding Agreement, or to reduce the amount of any sum received or receivable by a Affected Party under a Funding Agreement or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, upon demand by the Agent by the submission of the certificate described below, the Borrower shall pay to the Agent, for the benefit of the relevant Affected Party, such amounts as are necessary to compensate such Affected Party for such increased cost, reduction or payment. A certificate from the relevant Affected Party setting forth in reasonable detail the amounts so required to compensate such Affected Party submitted to the Borrower shall be conclusive and binding for all purposes, absent manifest error. For the avoidance of doubt, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III and (iii) the Capital Requirements Directive (as amended by Article 122a (effective as of January 1, 2011) and as the same may be further amended, restated or otherwise modified) and all requests, rules, guidelines or directives thereunder or issued in connection therewith, shall, in each case, constitute a Regulatory Change regardless of the date adopted or implemented.

(b) Each Affected Party shall use its commercially reasonable efforts to reduce or eliminate any claim for compensation pursuant to Section 2.10(a), including taking any such actions as will avoid the need for, or reduce the need for, any increased amounts referred to in Section 2.10(a); provided that such efforts shall not require any Affected Party to take any action that would be unlawful or otherwise disadvantageous to such Affected Party or result in any unreimbursed cost or expense to such Affected Party or in an increase in the aggregate amount payable under Section 2.10(a). Any Affected Party making a claim under Section 2.10(a) shall submit to the Borrower a certificate as to such additional or increased cost or reduction, which certificate shall be conclusive absent manifest error. Notwithstanding the foregoing, an Affected Party shall not be compensated for any amount pursuant to Section 2.10(a) relating to any period ending more than six (6) months prior to the date that the Affected Party notifies the Borrower in writing thereof unless (1) the effect of the related Regulatory Change is retroactive by its terms to a period prior to the date of the Regulatory Change, in which case any additional amount or amounts shall be payable for the retroactive period but only if the Affected Party provides its written demand not later than six (6) months after such Regulatory Change; or (2) the Affected Party reasonably and in good faith did not believe the related Regulatory Change resulted in such an additional or increased cost or charge or such a reduction during such prior period.

Section 2.11. Taxes.

(a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (collectively, “Taxes”), unless required by law. If the Borrower shall be required under any applicable Requirements of Law to deduct or withhold any Taxes from or in respect of any sum payable under or in respect of this Agreement to the Lender, (i) the Borrower shall make all such deductions and withholdings in respect of Taxes, (ii) the Borrower shall pay the full amount deducted or withheld in respect of Taxes to the relevant taxation authority or other Governmental Authority in accordance with the applicable Requirements of Law, and (iii) the sum payable by the Borrower shall be increased as may be necessary so that after the Borrower has made all required deductions and withholdings the Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made in respect of Non-Excluded Taxes. For purposes of this Agreement “Non-Excluded Taxes” are Taxes other than, in the case of the Lender, Taxes that are measured by or imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which the Lender is organized, or any political subdivision thereof, unless such Taxes are imposed as a result of the Lender or such Agent having executed, delivered or performed its obligations or received payments under, or enforced, this Agreement or any of the other Transaction Documents (in which case such Taxes will be treated as Non-Excluded Taxes).

(b) The Borrower shall not be required to increase any amounts payable under Section 2.11(a) to the Lender that is not organized under the laws of the United States of America or a state thereof if the Lender fails to comply with the requirements of clause (c) of this Section. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the applicable Lender the required receipts or other required documentary evidence, the Borrower shall indemnify the Lender for any incremental taxes, interest or penalties that may become payable by the Lender as a result of any such failure. The agreements in this Section shall survive the termination of this Agreement and the payment of the Advances and all other amounts payable hereunder.

(c) If the Lender (or transferee that acquires a interest hereunder in accordance with Section 10.04 hereof) is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code (a “US Person”)) for United States federal income tax purposes (a “Non-US Lender”), such Non-US Lender shall deliver or caused to be delivered to the Borrower and the Servicer the following properly completed and duly executed documents:

(1) two complete and executed (x) U.S. Internal Revenue Forms W-8BEN (or any successor form thereto) with respect to an income tax treaty providing for a zero rate of withholding tax on interest, or (y) U.S. Internal Revenue Service Forms W-8ECI (or any successor form thereto); or

(2) two complete and executed U.S. Internal Revenue Service Forms W-8BEN (or any successor form thereto), including all appropriate attachments, documenting the status of the Lender (or transferee) as a Non-U.S. Lender and (y) a tax certificate in the form of Exhibit E hereto.

Such documents shall be delivered by the Lender (or transferee) on or before the date it becomes a party to this Agreement (or, in the case of a transferee or assignee that is a participation holder, on or before the date such participation holder becomes a transferee hereunder) and on or before the date, if any, the Lender (or transferee) changes its applicable lending office by designating a different lending office. In addition, the Lender (or transferee) shall deliver or cause to be delivered such forms and/or certificates promptly upon or before the expiration, obsolescence or invalidity of any document previously delivered by the Lender (or transferee). Notwithstanding any other provision of this Section 2.11(c), a Lender (or transferee) shall not be required to deliver any document pursuant to this Section 2.11(c) that the Lender (or transferee) is not legally able to deliver; provided, however, that if the Lender (or transferee) is not legally able to deliver such documents on or prior to the date specified in the second preceding sentence, the Borrower shall not be required to increase any amounts payable under Section 2.11(a) to the Lender (or transferee).

Section 2.12. Evidence of Debt. The Lender (or the Agent on its behalf) shall maintain an account or accounts evidencing the indebtedness of the Borrower to the Lender resulting from each Advance owing to the Lender from time to time, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder. The entries made in such account(s) of the Lender or the Agent on behalf of the Lender shall be conclusive and binding for all purposes, absent manifest error.

ARTICLE III

RESERVED

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

A. As of the Effective Date, each Funding Date, the Effective Restatement Date and as to each date on which any Collections are distributed to the Borrower or its designee pursuant to Section 2.05, the Borrower represents and warrants to the Agent and the Lender that:

Section 4.01. Eligible Medallion Loans. (a) As of the date on which a Medallion Loan is initially pledged hereunder, such Medallion Loan was an Eligible Medallion Loan and (b) each Medallion Loan included as an Eligible Medallion Loan in any Medallion Loan Schedule, or any calculation of the Borrowing Base made by the Borrower is (or was) as of the date of such schedule, tape, report, other information or calculation, an Eligible Medallion Loan.

Section 4.02. Existence; Qualification; No Change to Organizational Documents. The Borrower is a Delaware statutory trust duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has the power and all licenses and permits necessary to own its assets and to transact the business in which it is presently engaged, and is duly qualified and in good standing under the laws of each jurisdiction where the conduct of its business requires such qualification.

Section 4.03. Authority and Authorization; Enforceability; Approvals; Absence of Adverse Notice. The Borrower has the power, authority and legal right to make, deliver and perform this Agreement and each of the Loan Documents to which it is a party and all of the transactions contemplated hereby and thereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and each of the Loan Documents to which it is a party, and to grant to the Agent, on behalf of the Secured Parties, a first priority perfected security interest in the Collateral on the terms and conditions of this Agreement. This Agreement and each of the Loan Documents to which the Borrower is a party constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with their respective terms except as the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws of general application affecting creditors’ rights generally and by general principles of equity (whether such enforceability is considered in a proceeding in equity or at law). No consent of any other party and no consent, license, approval or authorization of, or registration or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Borrower of this Agreement or any Loan Document to which it is a party, or the validity or enforceability of this Agreement or any such Loan Document or the Medallion Loans, other than such as have been met or obtained. The Borrower has not received any notice, nor does the Borrower have any knowledge or reason to believe, that any Taxi Commission or other Governmental Authority intends to seek the cancellation, termination or modification of any of its licenses or permits, or that valid grounds for such cancellation, termination or modification exist.

Section 4.04. No Breach. The execution, delivery and performance of this Agreement and all other agreements and instruments executed and delivered or to be executed and delivered pursuant hereto or thereto in connection with the pledge of the Collateral will not (i) create any Adverse Claim on the Collateral other than as contemplated herein or (ii) violate any provision of any existing law or regulation or any order or decree of any court, regulatory body or administrative agency or the certificate of formation or by-laws of the Borrower or any mortgage, indenture, contract or other agreement to which the Borrower is a party or by which the Borrower or any property or assets of the Borrower may be bound.

Section 4.05. Litigation. No litigation or administrative proceeding of or before any court, tribunal or governmental body is presently pending or, to the knowledge of the Borrower, threatened against the Borrower or any properties of the Borrower or with respect to this Agreement which, if adversely determined, could have a material effect on the business, assets or financial condition of the Borrower or which would draw into question the validity of this Agreement, any Loan Document to which the Borrower is a party, or any of the other applicable documents forming part of the Collateral.

Section 4.06. No Adverse Selection. In selecting the Medallion Loans to be pledged pursuant to this Agreement, no selection procedures were employed which are intended to be, of had the effect of being, adverse to the interests of the Secured Parties.

Section 4.07. Bulk Transfer. The grant of the security interest in the Collateral by the Borrower to the Agent, on behalf of the Secured Parties, pursuant to this Agreement is in the ordinary course of business for the Borrower and is not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.

Section 4.08. Indebtedness. The Borrower has no Indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than Indebtedness incurred under (or contemplated by) the terms of this Agreement or any other Loan Document.

Section 4.09. Borrower’s Purpose. The Borrower has been formed solely for the purpose of engaging in transactions of the types contemplated by this Agreement and the other Loan Documents.

Section 4.10. Adverse Orders. No injunction, writ, restraining order or other order of any nature adversely affects the Borrower’s performance of its obligations under this Agreement or any other Loan Document to which the Borrower is a party.

Section 4.11. Taxes. The Parent has elected to be treated as and qualifies as a “regulated investment company” within the meaning of the Code, unless (i) the board of directors of the Parent has voluntarily elected not to be treated as a “regulated investment company” and the Borrower has provided the Agent with not less than 30 days’ prior written notice of such election and (ii) the failure of the Parent to qualify as a “regulated investment company” has not resulted in, and could not reasonably be expected to result in, any Transaction Material Adverse Effect. The Borrower has filed (on a consolidated basis or otherwise) on a timely basis all tax returns (including, without limitation, all foreign, federal, state, local and other tax returns) required to be filed, is not liable for taxes payable by any other Person and has paid or made adequate provisions for the payment of all taxes, assessments and other governmental charges due from the Borrower. No tax lien or similar adverse claim has been filed, and no claim is being asserted, with respect to any such tax, assessment or other governmental charge. Any taxes, fees and other governmental charges payable by the Borrower in connection with the execution and delivery of this Agreement and the other Loan Documents and the transactions contemplated hereby or thereby have been paid or shall have been paid if and when due.

Section 4.12. Chief Executive Office; Jurisdiction of Organization. The Borrower’s chief executive office is located at 437 Madison Avenue, New York, New York 10022. The Borrower’s jurisdiction of organization is the State of Delaware.

Section 4.13. Legal Name. The Borrower’s legal name is as set forth in this Agreement; the Borrower has not changed its name since its formation; the Borrower does not have trade names, fictitious names, assumed names or “doing business as” names.

Section 4.14. Solvency. The Borrower is solvent and will not become insolvent after giving effect to the transactions contemplated hereby; the Borrower is paying its debts as they become due; and the Borrower, after giving effect to the transactions contemplated hereby, will have adequate capital to conduct its business.

Section 4.15. Subsidiaries. The Borrower has no subsidiaries.

Section 4.16. Consideration. Taking into account the capital contribution in the Purchase Agreement, the Borrower has given fair consideration and reasonably equivalent value in exchange for the sale of the Medallion Loans by Medallion Funding, as Seller, under the Purchase Agreement.

Section 4.17. True and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the MF/Borrower Related Parties to the Agent, the Lender or the Custodian in connection with the negotiation, preparation or delivery of this Agreement and the other Loan Documents or included herein or therein or delivered pursuant hereto or thereto are true and correct in every material respect, or (in the case of projections) are based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to a Responsible Officer of the Borrower that, after due inquiry, should reasonably be expected to have a Borrower Material Adverse Effect that has not been disclosed herein, in the other Loan Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Agent and the Lender for use in connection with the transactions contemplated hereby or thereby.

Section 4.18. Proceeds Regulations. No proceeds of any Advances will be used by the Borrower, the Parent or any of its Subsidiaries (i) to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended or (ii) for the purpose of purchasing or carrying any “margin stock” as such term is defined in Regulation U of the Federal Reserve Board.

Section 4.19. Adverse Agreements. There are no agreements in effect adversely affecting the rights of the Borrower to make, or cause to be made, the grant of the security interest in the Collateral contemplated by Section 9.01.

Section 4.20. Investment Company. The Parent is a closed-end management investment company registered under the Investment Company Act and has elected to be treated as a “business development company” under and as defined in the Investment Company Act. The Parent is an “investment company”, as such term is defined in the Investment Company Act. The Borrower is not required to register as an “investment company”, as such term is defined in the Investment Company Act. The making of Advances hereunder, the application of the proceeds and repayment of Advances by the Borrower and the performance of the transactions contemplated by this Agreement and the other Loan Documents will not violate any provision of said Act, or any rule, regulation or order issued by the Securities Exchange Commission thereunder.

Section 4.21. No Default. No Default or Event of Default has occurred and is continuing.

Section 4.22. Underwriting and Servicing. Each of the Medallion Loans was underwritten in accordance with the Underwriting Guidelines and is being serviced in conformance with the applicable Seller’s standard underwriting, credit, collection, operating and reporting procedures and systems and otherwise in accordance with Accepted Servicing Practices and the Credit and Collection Policy.

Section 4.23. ERISA. The Borrower is in compliance with ERISA and has not incurred and does not expect to incur any liabilities (except for premium payments arising in the ordinary course of business) to the Pension Benefit Guaranty Corporation (or any successor thereto) under ERISA.

Section 4.24. Sharing of Payments. There is not now, nor will there be at any time in the future, any agreement or understanding between Medallion Funding and the Borrower (other than as expressly set forth in the Loan Documents) providing for the allocation or sharing of obligations to make payments or otherwise in respect of any taxes, fees, assessments or other governmental charges.

Section 4.25. Collateral Security; Acquisition.

(a) The Borrower has not assigned, pledged, or otherwise conveyed or encumbered any Medallion Loan or other Collateral to any other Person, and immediately prior to the pledge of such Medallion Loan or any other Collateral to the Agent for the benefit of the Secured Parties, the Borrower was the sole owner of such Medallion Loan or such other Collateral and had good and marketable title thereto, free and clear of all Liens other than those created hereunder and those in favor of the applicable Seller or the Borrower and pledged hereunder, in each case except for Permitted Junior Participation Interests and Liens to be released simultaneously with the Liens granted in favor of the Agent for the benefit of the Secured Parties hereunder. Each Medallion Loan was acquired by the Borrower from a Seller.

(b) The provisions of this Agreement are effective to create in favor of the Agent for the benefit of the Secured Parties a valid security interest in all right, title and interest of the Borrower in, to and under the Collateral.

(c) Upon delivery to the Custodian of a complete Medallion Loan File, the Agent for the benefit of the Secured Parties shall have a fully perfected first priority security interest therein, in each Medallion Loan pledged hereunder and in the Borrower’s interest in the related Medallion Collateral.

(d) Upon the filing of financing statements on Form UCC-1 naming the Agent as “secured party” and the Borrower as “debtor”, and describing the Collateral, in the jurisdictions and recording offices listed on Schedule VII attached hereto, the security interests granted hereunder in the Collateral will constitute fully perfected first priority security interests under the Uniform Commercial Code in all right, title and interest of the Borrower in, to and under such Collateral which can be perfected by filing under the Uniform Commercial Code.

Section 4.26. Subsidiary. Medallion Funding owns 100% of the beneficial interests of the Borrower.

Section 4.27. Subsidiaries of the Parent. Schedule VIII sets forth, as of December 12, 2013, the name of each direct or indirect subsidiary of the Parent, its form of organization and its jurisdiction of organization.

Section 4.28. Standard Form Medallion Loan Documentation. The Borrower has previously delivered to the Agent correct and complete copies of all Standard Form Medallion Loan Documentation, none of which has been amended or otherwise modified and all of which represent the forms currently used by the Originators to originate Medallion Loans.

Section 4.29. Anti-Terrorism Laws and Anti-Money Laundering Laws. The Borrower is not and no Person who owns a controlling interest in or otherwise controls the Borrower is or shall be, (i) listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or on any other similar list maintained by the OFAC pursuant to any authorizing statute, Executive Order or regulation (collectively, “OFAC Laws and Regulations”); or (ii) a Person either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar Executive Orders (collectively, the “Executive Orders”). The Borrower is not (x) a Person or entity with which the Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law or (y) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Orders or (z) is affiliated or associated with a Person or entity listed in the preceding clause (x) or clause (y). None of the Borrower, its Affiliates, brokers or other agents acting in any capacity in connection with the transactions contemplated hereunder (I) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Orders or (II) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

Section 4.30. No Violation of Anti-Money Laundering Laws. Neither the Borrower nor any holder of a direct or indirect interest in the Borrower (i) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering under 18 U.S.C. §§ 1956 and 1957, drug trafficking, terrorist-related activities or other money laundering predicate crimes, or any violation of the BSA, (ii) has been assessed civil penalties under any Anti-Money Laundering Laws, or (iii) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws.

Section 4.31. Deposit Accounts. All Lockbox Accounts are subject to a Lockbox Account Control Agreement duly executed and delivered by the Borrower and the applicable Lockbox Account Bank. All Obligors have been instructed to make all payments due under the Medallion Loans directly to a Lockbox Account (or to a post-office box maintained by a Lockbox Account Bank exclusively for receipt of items to be deposited to a Lockbox Account).

Section 4.32. Transaction Information. None of the MF/Borrower Related Parties,

nor any Affiliate of an MF/Borrower Related Party or any third party with which any MF/Borrower Related Party or any Affiliate thereof has contracted, has delivered, in writing or orally, to any nationally recognized statistical rating organization providing or proposing to provide a rating to, or monitoring the rating of, the Lender’s commercial paper, any Transaction Information without providing such Transaction Information to the Agent prior to delivery to such nationally recognized statistical rating organization and has not participated in any oral communications with respect to Transaction Information with such nationally recognized statistical rating organizations without the participation of a 17g-5 Representative of the Agent.

B. As of the Effective Date, each of the Agent and the Lender represents and warrants to the Borrower that:

Section 4.33. Qualified Purchaser. It is a “qualified purchaser” within the meaning of the United States Investment Company Act of 1940, as amended.

ARTICLE V

COVENANTS

The Borrower covenants and agrees with the Agent and the Lender that, so long as any Advance is outstanding and until the later to occur of the payment in full of all Secured Obligations and the termination of this Agreement:

Section 5.01. Existence; etc.

(a) The Borrower is a Delaware statutory trust and will observe all procedures required by its trust agreement (or equivalent document) and the laws of its jurisdiction of formation. The Borrower will maintain its existence in good standing under the laws of its jurisdiction of formation and will promptly obtain and thereafter maintain qualifications to do business as a foreign statutory trust in any other state in which it does business and in which it is required to so qualify.

(b) The Borrower will comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, all environmental laws, all laws with respect to unfair and deceptive lending practices and predatory lending practices), if failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Borrower Material Adverse Effect.

(c) The Borrower will not move its chief executive office from the address referred to in Section 4.12 unless it shall have provided the Agent 30 days’ prior written notice of such change. The Borrower will not change its jurisdiction of organization from the jurisdiction referred to in Section 4.02.

(d) The Borrower will pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained.

(e) The Borrower will permit representatives of the Agent, during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by the Agent.

Section 5.02. Special Purpose Entity.

(a) The Borrower will at all times ensure that (i) its managers act independently and in its interests, (ii) it shall at all times maintain at least one Independent Manager, (iii) its assets are not commingled with those of Medallion Funding or any other Affiliate of the Borrower, (iv) its board of managers duly authorizes all of its statutory trust actions, (v) it maintains separate and accurate records and books of account and such books and records are kept separate from those of Medallion Funding and any other Affiliate of the Borrower, and (vi) it maintains minutes of the meetings and other proceedings of the members and the board of managers. Where necessary, the Borrower will obtain proper authorization from its managers for statutory trust action.

(b) The Borrower will pay its operating expenses and liabilities (including, as applicable, shared personnel and overhead expenses) from its own assets; provided, however, that the Borrower’s organizational expenses and the expenses incurred in connection with the negotiation and execution of this Agreement and the other Loan Documents may be paid by Medallion Funding.

(c) The Borrower will not have any of its indebtedness guaranteed by Medallion Funding or any Affiliate of Medallion Funding (except as provided in the Medallion Funding Guaranty). Furthermore, the Borrower will not hold itself out, or permit itself to be held out, as having agreed to pay or as being liable for the debts of any Person and the Borrower will not engage in business transactions with any Affiliate of the Borrower, except on an arm’s-length basis. The Borrower will not hold Medallion Funding or any Affiliate of the Borrower out to third parties as other than an entity with assets and liabilities distinct from the Borrower. The Borrower will cause any financial statements consolidated with those of Medallion Funding or any Affiliate of the Borrower to state that the Borrower is a separate legal entity with its own separate creditors who, in any liquidation of the Borrower, will be entitled to be satisfied out of the Borrower’s assets prior to any value in the Borrower becoming available to the Borrower’s equity holders. The Borrower will not act in any other matter that could foreseeably mislead others with respect to the Borrower’s separate identity.

(d) The Borrower shall own no assets, and will not engage in any business, other than the assets and transactions specifically contemplated by this Agreement and the Loan Documents.

(e) The Borrower shall be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding the Borrower’s status as a separate entity, shall conduct business in the Borrower’s own name, shall not identify itself or any of its Affiliates as a division or part of the other and shall maintain and utilize a separate telephone number and separate stationery, invoices and checks.

(f) The Borrower shall maintain the Borrower’s assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify the Borrower’s individual assets from those of any Affiliate or any other Person.

(g) The Borrower shall, at all times, be a wholly-owned subsidiary of Medallion Funding.

(h) The Borrower shall maintain its charter documents in conformity with this Agreement, such that (1) it does not amend, restate, supplement or otherwise modify its certificate of trust or trust agreement in any respect that would impair its ability to comply with the terms or provisions of any of the Related Documents, including, without limitation, Section 5.02 of this Agreement; and (2) its trust agreement, at all times that this Agreement is in effect, provides for not less than five (5) days’ prior written notice to the Agent of the replacement or appointment of any manager that is to serve as an Independent Manager in accordance with Section 5.02(i).

(i) The Borrower will notify the Agent in writing of (i) the decision to appoint a new Person as the “Independent Manager” of the Borrower for purposes of this Agreement, such notice (a) to be issued not less than five (5) days prior to the effective date of such appointment and (b) to contain a written certification of a Responsible Officer of the Borrower that the designated Person satisfies the criteria set forth in the definition herein of “Independent Manager,” and (ii) the removal of any Independent Manager of the Borrower, such notice (a) to be issued promptly, but in any event, not less than five (5) days prior to the appointment of a replacement Independent Manager and (b) to contain a written certification of a Responsible Officer of the Borrower citing which clause of Section 5.26 permits the removal of such Independent Director.

Section 5.03. Accuracy of Opinions. The Borrower shall take all other actions necessary to maintain the accuracy of the factual assumptions set forth in the legal opinion of Willkie Farr & Gallagher LLP, counsel to Medallion Funding and the Borrower, issued in connection with the Purchase Agreement and relating to the issues of substantive consolidation and true sale of the Medallion Loans.

Section 5.04. Prohibition on Adverse Claims. Except as otherwise provided herein or in any other Loan Document, the Borrower shall not (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Medallion Loan, any Collections related thereto or any other Collateral related thereto, or upon or with respect to any account to which any Collections of any Medallion Loan are sent, or assign any right to receive income in respect thereof or (ii) create or suffer to exist any Adverse Claim upon or with respect to any of the Borrower’s assets.

Section 5.05. Prohibition on Fundamental Change. The Borrower will not engage in, or suffer any, change of ownership, dissolution, winding up, liquidation, merger or consolidation with, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets (whether now owned or hereafter acquired), or acquire all or substantially all of the assets or capital stock or other ownership interest of, any Person.

Section 5.06. Sale or Contribution Treatment. The Borrower will not account for or treat (whether in financial statements or otherwise) the transactions contemplated by the Purchase Agreement in any manner other than the sale or contribution of Medallion Loans and other Collateral by Medallion Funding to the Borrower.

Section 5.07. Prohibition on Modifications. The Borrower will not amend, modify, waive or terminate any terms or conditions of the Loan Documents or, in any material respect, the Standard Form Medallion Loan Documentation without the written consent of the Agent (which consent shall not be unreasonably withheld in the case of an amendment curing an ambiguity or correcting any inconsistent provisions of the Purchase Agreement or any Approved Purchase Agreement), and shall perform its obligations thereunder.

Section 5.08. Amendment to Organizational Documents. The Borrower will not amend, modify or otherwise make any change (other than an inconsequential change) to its certificate of trust, trust agreement or other organizational documents without the prior written consent of the Agent, provided that (x) the Borrower will not provide less than five (5) Business Days’ prior written notice to the Agent of any amendment (whether or not inconsequential) to its certificate of trust, trust agreement or other organizational documents and (y) no such amendment that requires the consent of the “Independent Manager” of the Borrower (as such term is defined herein) shall be made without the prior written consent of the Agent.

Section 5.09. Remittance of Collections; Bank Statements. The Borrower shall cause (i) all Obligors to be instructed to remit Collections in respect of the Medallion Loans directly to a Lockbox Account (or to a post-office box maintained by a Lockbox Account Bank exclusively for receipt of items to be deposited to a Lockbox Account) and (ii) all Collections on deposit in any Lockbox Account to be remitted to the Collection Account at least once on each Business Day. If, notwithstanding such instructions, any MF/Borrower Related Party or Affiliate thereof receives any Collections, the Borrower will remit (or cause the applicable MF/Borrower Related Party or Affiliate to remit) such Collections to the Collection Account by the close of business on the Business Day following the date of receipt; provided that if such Collections are received on a day that is not a Business Day, then such Collections shall be deemed to have been received on the next Business Day. The Borrower shall deliver to the Agent, promptly upon its receipt thereof, copies of all bank statements received by the Borrower with respect to the Collection Account and each Lockbox Account. The Borrower will use its best efforts not to permit funds other than Collections on the Medallion Loans to be deposited into any Lockbox Account or the Collection Account. To the extent any funds other than Collections are deposited into the Collection Account, the Borrower shall promptly identify such funds and notify the Agent of the same and direct the Agent to remit such funds the Person entitled thereto.

Section 5.10. Litigation. The Borrower will promptly, and in any event within 10 days after service of process on any of the following, give to the Agent notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitral proceedings affecting the Borrower or any of its Subsidiaries or affecting any of the Property of any of them before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Loan Documents or any action to be taken in connection with the transactions contemplated hereby, (ii) which, individually or in the aggregate, if adversely determined, could be reasonably likely to have a Borrower Material Adverse Effect, or (iii) requires filing with the Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934 and any rules thereunder.

Section 5.11. Notices. The Borrower shall give notice to the Agent:

(a) promptly upon receipt of notice or knowledge of the occurrence of any Default, Event of Default, Termination Event or Servicer Default;

(b) promptly upon receipt of notice or knowledge of (i) any default related to any Collateral, (ii) any Lien or security interest (other than security interests created hereby or by the other Loan Documents) on, or claim asserted against, any of the Collateral or (iii) any event or change in circumstances which could reasonably be expected to have a Borrower Material Adverse Effect;

(c) promptly upon any material change in the Medallion Valuation Amount of any Medallion Collateral;

(d) promptly upon receipt of notice or knowledge of any issuance, or possible issuance, of additional Medallions by New York City, Chicago, Boston, Cambridge, Newark, Philadelphia or any other jurisdiction for which the Lender has financed the purchase of Medallion Loans by the Borrower; and

(e) promptly upon receipt of notice or knowledge that a Medallion Loan is not an Eligible Medallion Loan.

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken or proposes to take with respect thereto.

Section 5.12. Additional Information. The Borrower shall, from time to time, provide to the Agent and the Lender such other information, reports, financial statements and documents as the Agent or the Lender may reasonably request.

Section 5.13. Transaction with Affiliates. The Borrower will not enter into any transaction, including without limitation any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of the Borrower’s business and (c) upon fair and reasonable terms no less favorable to the Borrower than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate, or make a payment that is not otherwise permitted by this Section to any Affiliate.

Section 5.14. Protection of Agent’s Security Interest; Limitation on Liens. The Borrower will take all actions necessary or appropriate, or that the Agent may reasonable request, to ensure that the Agent has at all times a valid first priority perfected security interest in the Collateral. The Borrower will defend the Collateral against, and will take such other action as is necessary to remove, any Lien, security interest or claim on or to the Collateral, other than the security interests created under this Agreement, Permitted Subordinated Loans or Permitted Junior Participation Interests, and the Borrower will defend the right, title and interest of the Agent and the Secured Parties in and to any of the Collateral against the claims and demands of all persons whomsoever.

Section 5.15. Compliance with Law; Advertising, Origination and Servicing Activities. The Borrower shall comply in all material respects with all Requirements of Law. Without limiting the generality of the foregoing, the Borrower shall cause all advertising, origination and servicing activities, procedures and materials used with regard to any Medallion Loan made or accounts acquired, collected or serviced by the Borrower to comply with all applicable Federal, state and local laws, ordinances, rules and regulations, including but not limited to those related to usury, truth in lending, real estate settlement procedures, consumer protection, equal credit opportunity, fair debt collection, rescission rights and disclosures, except where failure to comply would not have a Borrower Material Adverse Effect.

Section 5.16. Required Filings. The Borrower shall promptly provide the Agent with copies of all documents which the Parent is required to file with the Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934 or any rules thereunder.

Section 5.17. Financial Statements.

(a) The Borrower shall deliver to the Agent within 30 days after the last day of each calendar month, (i) unaudited balance sheets and statements of income for Medallion Funding for such month and (ii) a certificate of a Responsible Officer of Medallion Funding, stating that such financial statements are presented fairly in all material respects and in accordance with GAAP, subject to year-end audit adjustments.

(b) The Borrower shall deliver to the Agent within 90 days after the end of each fiscal year, the consolidated and consolidating balance sheets of Medallion Funding as at the end of such fiscal year and the related consolidated and consolidating statements of income and retained earnings and of cash flows for Medallion Funding, for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said financial statements fairly present the consolidated financial condition and results of operations of Medallion Funding as at the end of, and for, such fiscal year in accordance with GAAP, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default or Event of Default.

(c) The Borrower will furnish to the Agent, at the time it furnishes each set of financial statements pursuant to paragraphs (a) and (b) above, a Compliance Certificate signed by a Responsible Officer of each of the Borrower and Medallion Funding and dated the date of such annual financial statement or such quarterly financial statement.

(d) All financial statements required to be delivered in respect of Medallion Funding pursuant to this Section 5.17 must be delivered on both a consolidated (with its consolidated subsidiaries) and a consolidating basis, including separate financial statements for the Borrower on a stand-alone basis presented as supplemental consolidating financial statements; provided, however, that solely for the year ended 2008, such consolidating financial statements are not required to be covered by the report of independent certified public accountants required pursuant to Section 5.17(b).

Section 5.18. Maintenance of Insurance. The Borrower will maintain at all times in full force and effect with financially sound and reputable insurance companies insurance covering such risks and liabilities and with such deductibles or self-insured retentions as are in accordance with normal industry practices for policies of insurance. The Borrower shall provide to the Agent, not less than annually, evidence reasonably satisfactory to the Agent demonstrating that each insurance policy required to be maintained by it hereunder has been so maintained and all premiums required to be paid with respect thereto have been so paid.

Section 5.19. Pricing Reports; Liquidation Reports. The Borrower shall deliver to the Agent within 30 days after the last day of each calendar month (i) a report meeting the requirements set forth on Schedule IX hereto, in form acceptable to the Agent in its sole and absolute discretion and (ii) a monthly report for New York City, Chicago, Boston, Cambridge, Newark, Philadelphia and any other location of an Other Acceptable Taxi Commission of the cost of fully liquidating Medallions during the preceding two months, and the average cost for such liquidations (or if fewer than ten Medallions were liquidated during such two-month period, the cost of liquidating the ten most recently liquidated Medallions, and the average cost for such liquidations), in form and substance acceptable to the Agent in its sole and absolute discretion.

Section 5.20. Underwriting Guidelines; Credit and Collection Policy. The Borrower shall promptly notify the Agent if the Borrower has knowledge that any Approved Seller has amended, modified or revised its Underwriting Guidelines (and the Borrower shall require any Approved Seller to notify the Borrower of any such amendment, modification or revision). If the Lender determines, in its sole discretion, that a proposed change to Underwriting Guidelines is material, the Lender will have no obligation to finance any Medallion Loans that are originated pursuant to such new Underwriting Guidelines and, at the option of the Lender, any such Medallion Loans shall be deemed not to be Eligible Medallion Loans hereunder. The Borrower will not make, and will not consent to, any material change to the Credit and Collection Policy without the prior consent of the Agent.

Section 5.21. Approved Purchase Agreement Sale or Contribution Treatment. The Borrower will not account for or treat (whether in financial statements or otherwise) the transactions contemplated by any Approved Purchase Agreement in any manner other than the sale or capital contributions of Medallion Loans and other Collateral by the applicable Approved Seller to the Borrower.

Section 5.22. [RESERVED]

Section 5.23. Alteration of Medallion Loan Documents. After the Funding Documentation Receipt Date, until the pledge of any Medallion Loan is relinquished by the

Agent, the Borrower will not or alter the terms of any Medallion Loan or any related Medallion Loan Documents except (i) if a Default has occurred and is continuing, with the Agent’s prior written consent, (ii) if the Termination Date has occurred, with the Agent’s prior written consent and (iii) at all other times, in accordance with the applicable Seller’s written Underwriting Guidelines and the Credit and Collection Policy and as expressly permitted under the Servicing Agreement.

Section 5.24. Enforcement of Related Documents. The Borrower will (i) maintain each Loan Document in full force and effect, and (ii) take any action required or permitted to be taken by it under any Loan Document as reasonably directed by the Agent, including, without limitation, (A) making claims to which it may be entitled under any indemnity reimbursement or similar provision contained in any Loan Document, (B) enforcing its rights and remedies (and the rights and remedies of the Agent and the Lender, as assignees of the Borrower) under any Loan Document and (C) making demands or requests for information or reports or for action from the other party or parties to such Loan Documents.

Section 5.25. Transaction Information. The Borrower shall not, nor shall it permit any Affiliate of the Borrower or the Servicer, any other MF/Borrower Related Party, or any third party with which the Borrower, the Servicer or any Affiliate thereof, or any other MF/Borrower Related Party has contracted, to deliver, in writing or orally, to any nationally recognized statistical rating organization providing or proposing to provide a rating to, or monitoring a rating of, the Lender’s commercial paper, any Transaction Information without providing such Transaction Information to the Agent prior to delivery to such nationally recognized statistical rating organization or participate in any oral communications with respect to Transaction Information with such nationally recognized statistical rating organizations without the participation of a 17g-5 Representative of the Agent.

Section 5.26. Removal of Independent Manager. The Borrower shall not, nor shall it permit any of its Affiliates to, remove or permit the removal of any Independent Manager of the Borrower, except (1) for Cause, (2) in the event the Independent Manager ceases to be employed by the service provider which is his or her employer on the date such Independent Manager was first engaged by the Borrower, or (3) with the written consent of the Agent.

ARTICLE VI

EVENTS OF DEFAULT; TERMINATION EVENTS

Section 6.01. Events of Default. If any of the following events (each an “Event of Default”) shall occur:

(a) the Borrower shall fail to make any payment or deposit as and when required under this Agreement or any other Loan Document and such failure shall remain unremedied for two Business Days; or the Secured Obligations shall not be paid in full on or prior to the Termination Date; or

(b) [RESERVED]; or

(c) the average Medallion Valuation Amount of the Medallion Loans shall decline by 20% or more during any three calendar month (or shorter) period, if at the end of such period the aggregate LTV of all Medallion Loans is 70% or greater; or

(d) at any time, (i) the average Medallion Valuation Amount of the Medallion Loans for the most recent Monthly Period for which such average has been reported hereunder shall have declined by 15% or more during such Monthly Period and (ii) the Delinquency Rate for the most recent Monthly Period for which such Delinquency Rate has been reported hereunder is greater than or equal to 6%; or

(e) (i) the introduction of or any change in or in the interpretation by any Governmental Authority of any law or regulation applicable to Medallions or Medallion Loans or (ii) the compliance by the Borrower with any directive or request from any Governmental Authority (whether or not having the force of law) imposed after the date hereof, shall adversely affect the value of the Medallion Loans or any Medallion Loan Collateral, as determined by the Agent in good faith; or

(f) any Termination Event described in clause (d), (e) or (f) of Section 6.02; or

(g) a Financial Covenant Default; or

(h) any representation, warranty, certification or statement made by the Borrower pursuant to or in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made or deemed made and, if capable of being remedied, such breach shall remain unremedied for five Business Days after the earlier to occur of (x) the date on which a Responsible Officer of the Borrower knows of such breach and (y) the date on which the Agent or any Secured Party notifies the Borrower of such breach; provided that a breach of the representation and warranty set forth in Section 4.01(a) shall not, in and of itself, constitute an Event of Default hereunder so long as the Borrower did not have actual knowledge of such breach at the time such representation and warranty was made (it being understood and agreed that, to the extent such breach results in a Borrowing Base Deficiency, such breach may give rise to an Event of Default under Section 6.01(b) if it is not cured within the time period set forth therein); or

(i) the Borrower shall fail to perform or observe any term, covenant or agreement set forth in the first sentence of Section 5.01(a), Section 5.04 (except as provided in clause (l) below), Section 5.05, Section 5.08, Section 5.11 (with respect to clause (a) only); or

(j) the Borrower shall fail to perform or observe any other term, covenant or agreement hereunder or under any other Loan Document (other than as referred to above in this Section) and such failure shall remain unremedied for five Business Days after the earlier to occur of (x) the date on which a Responsible Officer of the Borrower knows of such failure and (y) the date on which the Agent or any Secured Party notifies the Borrower of such failure; or

(k) a Bankruptcy Event shall occur with respect to the Borrower; or

(l) the Agent, for the benefit of the Secured Parties, shall, for any reason, fail to have a valid and perfected first priority security interest in all of the Collateral; or any Adverse Claims shall exist with respect to the Collateral; or the Borrower shall, for any reason, fail to have good and marketable title to each Medallion Loan and all Medallion Loan Collateral and Collections with respect thereto, free and clear of all Adverse Claims; provided that the occurrence of any of the foregoing circumstances shall not constitute an Event of Default hereunder if such circumstance is cured (by a repurchase of each affected Medallion Loan by Medallion Funding pursuant to the Purchase Agreement) within two Business Days of the earlier to occur of (x) the date on which a Responsible Officer of the Borrower knows of such circumstance and (y) the date on which the Agent or any Secured Party notifies the Borrower of such circumstance; or

(m) the occurrence of any Specified Event at any time while a Termination Event, a Default, an Event of Default or a Borrowing Base Deficiency is continuing or would result from the occurrence of such Specified Event;

(n) (i) a final judgment or judgments for the payment of money in excess of $500,000 in the aggregate shall be rendered against the Borrower by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within five Business Days from the date of entry thereof, and the Borrower shall not, within said period of five Business Days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal or (ii) the Borrower shall fail to pay any final judgment for the payment of money when payment of such money is payable in accordance with such final judgment; or

(o) a Servicer Default shall occur; or

(p) the Borrower shall have suffered any material adverse change, as determined by the Agent in its sole discretion, to its financial condition or operations which could reasonably be expected to affect the collectability of the Medallion Loans or the Borrower’s or the Servicer’s ability to conduct its business or perform its obligations under the Loan Documents; or

(q) a Change of Control shall occur without the prior written consent of the Agent; or

(r) the annual audited consolidated financial statements of the Borrower are qualified in any material manner; or

(s) any Key Employee shall cease to be actively employed by Medallion Funding or shall cease to have primary responsibility for managing the operations of the Servicer and shall not have been replaced by successors satisfactory to the Agent within 30 days; or

(t) the Backup Servicer, the Servicer or the Custodian shall have delivered a notice of resignation under the Backup Servicing Agreement, the Servicing Agreement or the Custodial Agreement, as applicable, and shall not have been replaced with a successor Backup Servicer, Servicer or Custodian, as applicable, reasonably satisfactory to the Agent in its sole discretion within 90 days of the date such notice is so delivered, or the Backup Servicing Agreement, the Servicing Agreement or the Custodial Agreement shall otherwise cease to be in full force and effect or the engagement of the Backup Servicer, the Servicer or the Custodian thereunder shall otherwise terminate for any reason without the prior written consent of the Agent; or

(u) the Weighted Average Portfolio Yield shall at any time be less than the Minimum Portfolio Yield;

(v) any Hedge Counterparty fails or ceases to be an Eligible Hedge Counterparty and such Hedge Counterparty is not replaced by an Eligible Hedge Counterparty under all Hedge Transactions to which it is a party within 30 days following the date on which such Hedge Counterparty ceased to be an Eligible Hedge Counterparty, such replacement to be made pursuant to documentation in form and substance reasonably satisfactory to the Agent; or

(w) the Borrower fails to maintain in full force and effect all Hedge Transactions required to be maintained by it pursuant to Section 2.06 or any “Event of Default” or “Termination Event” shall occur under any such Hedge Transaction with the Borrower as the “Defaulting Party” or “Affected Party”; or;

(x) any Approved Purchase Agreement, the Custodial Agreement, the Servicing Agreement or any other Loan Documents shall cease to be in full force and effect or the enforceability thereof shall be contested by any MF/Borrower Related Party or any Affiliate thereof; or

(y) the Borrower’s or the Servicer’s activities are terminated in whole or in part for any reason by (i) any Taxi Commission (other than the New York City Taxi Commission) or any Governmental Authority and such termination has a Borrower Material Adverse Effect or (ii) the New York City Taxi Commission;

(z) a Purchase Termination Event; or

(aa) any Person shall be appointed as an Independent Manager of the Borrower without prior notice and certification thereof having been given to the Agent in accordance with Section 5.02(i) or without satisfying all of the criteria set forth in the definition herein of “Independent Manager,”

then, and in any such event, the Agent shall by notice to the Borrower, declare the Termination Date to have occurred, whereupon all of the Secured Obligations shall become immediately due and payable, except that, in the case of any Bankruptcy Event, a Bankruptcy Purchase Termination Event or a Servicer Bankruptcy Event, the Termination Date shall be deemed to have occurred automatically upon the occurrence of such event and all of the Secured Obligations shall automatically become and be immediately due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

Section 6.02. Termination Events. If any of the following events (each a “Termination Event”) shall occur:

(a) (i) the aggregate Net Principal Balance of the Eligible Medallion Loans that are Class A Medallions Loans, shall at any time be less than (ii) 80% of the Pledged Receivables Balance; or

(b) (i) the sum of (A) the aggregate Net Principal Balance of the Eligible Medallion Loans that are Class A Medallions Loans and (B) the aggregate Net Principal Balance of the Eligible Medallion Loans that are Class B Medallions Loans, shall at any time be less than (ii) 85% of the Pledged Receivables Balance; or

(c) the average Medallion Valuation Amount of the Medallion Loans shall decline by 20% or more during any three calendar month (or shorter) period; or

(d) any Event of Default; or

(e) the Termination Date; or

(f) as at the end of any Monthly Period, the average of the Delinquency Rates for such Monthly Period and the immediately preceding three Monthly Periods shall exceed 15.0%; or

(g) as at the end of any Monthly Period, the average of the Default Rates for such Monthly Period and the immediately preceding three Monthly Periods shall exceed 9.0%; or

(h) a Governmental Authority shall direct that the activities of the Agent or the Lender, or any Affiliate of the Lender or the Agent, contemplated hereby be terminated (whether or not such direction has the force of law) or any other law, rule or regulation or other action by any Governmental Authority shall occur or be in effect that shall make it unlawful for Medallion Funding, the Borrower, the Lender or the Agent to enter into or perform or exercise any of their respective rights or obligations under this Agreement or any other Loan Document; or

(i) the Lockbox Collection Percentage shall be less than (i) 60% for any Monthly Period from and including September 2009 through and including December 2009; (ii) 70% for any Monthly Period from and including January 2010 through and including February 2010; and (iii) 80% for any Monthly Period after February 2010.

Section 6.03. Eligible Medallion Loans; Freshstart and Medallion Capital. Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon the occurrence of an Affiliated Seller Purchase Termination Event with respect to any Affiliated Seller, each Medallion Loan sold by such Affiliated Seller under the applicable Affiliated Seller Loan Sale Agreement shall cease to be an Eligible Medallion Loan for all purposes under the Loan Documents, including without limitation for purposes of calculating the Borrowing Base.

ARTICLE VII

THE AGENT

Section 7.01. Authorization and Action.

(a) By accepting the benefits of this Agreement, each Secured Party hereby designates and appoints DZ Bank to act as its agent hereunder and under each other Loan Document, and authorizes the Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Agent by the terms of this Agreement and the other Loan Documents together with such powers as are reasonably incidental thereto. The Agent shall not have any duties or responsibilities, except those expressly set forth herein or in any other Loan Document, or any fiduciary relationship with any Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Agent shall be read into this Agreement or any other Loan Document or otherwise exist for the Agent. In performing its functions and duties hereunder and under the other Loan Documents, the Agent shall act solely as agent for the Secured Parties and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for any Medallion Party. The Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement, any other Loan Document or applicable law. The appointment and authority of the Agent hereunder shall terminate on the Final Payout Date. Each Secured Party hereby authorizes the Agent to execute each of the Uniform Commercial Code financing statements, together with such other instruments or documents determined by the Agent to be necessary or desirable in order to perfect, evidence or more fully protect the interest of the Secured Parties contemplated hereunder, on behalf of such Secured Party (the terms of which shall be binding on such Secured Party). The Borrower may in any event act in accordance with the instructions of the Agent without further inquiry into the authority of the Agent to give such instructions.

(b) Without limiting the generality of the foregoing, the Agent is authorized (but not required) to act on behalf of the Secured Parties in connection with providing such instructions, approvals, waivers or consents as may from time to time be required hereunder or under the other Loan Documents to permit or authorize or direct the Borrower to take or refrain from taking any action under the Loan Documents; provided that the Agent may at any time, in its sole discretion, elect to refrain from providing any such instructions, approvals, waivers or consents until such time as it shall have received the consent thereto of the Lender.

Section 7.02. Delegation of Duties. The Agent may execute any of its duties under this Agreement and each other Loan Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 7.03. Exculpatory Provisions. Neither the Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement or any other Loan Document (except for its, their or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Secured Parties for any recitals, statements, representations or warranties made by any Medallion Party contained in this Agreement, any other Loan Document or any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement, or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, or any other Loan Document or any other document furnished in connection herewith or therewith, or for any failure of any Medallion Party to perform its obligations hereunder or thereunder, or for the satisfaction of any condition specified in Article III of the Existing Agreement, or for the perfection, priority, condition, value or sufficiency or any

Collateral pledged in connection herewith. The Agent shall not be under any obligation to any Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Medallion Party. The Agent shall not be deemed to have knowledge of any Event of Default, Servicer Default or Termination Event or any event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default, Servicer Default or Termination Event, unless the Agent has received notice from the Borrower, the Servicer or a Secured Party.

Section 7.04. Reliance by Agent. The Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to any MF/Borrower Related Party), independent accountants and other experts selected by the Agent. The Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of the Lender as it deems appropriate and it shall first be indemnified to its satisfaction by the Secured Parties, provided that unless and until the Agent shall have received such advice, the Agent may take or refrain from taking any action, as the Agent shall deem advisable and in the best interests of the Secured Parties. The Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of the Lender, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Secured Parties.

Section 7.05. Non-Reliance on Agent and Other Secured Parties. Each Secured Party expressly acknowledges that neither the Agent, nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereafter taken, including, without limitation, any review of the affairs of the Medallion Parties, shall be deemed to constitute any representation or warranty by the Agent. Each Secured Party represents and warrants to the Agent that it has and will, independently and without reliance upon the Agent or any other Secured Party and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Medallion Parties and made its own decision to enter into this Agreement, the other Loan Documents and all other documents related hereto or thereto.

Section 7.06. Agent in Its Individual Capacity. The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as though the Agent were not the Agent hereunder. With respect to the Secured Obligations owing to the Agent hereunder, the Agent shall have the same rights and powers under this Agreement as any other Secured Party and may exercise the same as though it were not the Agent, and the term “Secured Party” shall include the Agent in its individual capacity.

Section 7.07. Successor Agent. The Agent may, upon five days’ notice to the Borrower and the Secured Parties, resign as Agent. If the Agent shall resign, then the Lender during such five-day period shall appoint from among the Secured Parties a successor agent. If for any reason no successor Agent is appointed by the Lender during such five-day period, then effective upon the termination of such five day period, the Lender shall perform all of the duties of the Agent hereunder. After the effectiveness of any retiring Agent’s resignation hereunder as Agent, the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and the provisions of this Article VII and Article VIII shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was Agent under this Agreement and under the other Loan Documents.

ARTICLE VIII

INDEMNIFICATION

Section 8.01. Indemnities by the Borrower. The Borrower agrees to hold the Lender, the Agent, the Custodian, the Collection Account Bank, the Lockbox Account Bank, the Backup Servicer, any successor servicer and each Liquidity Provider, and their respective directors, officers, advisors and employees (each, an “Indemnified Party”) harmless from and indemnify each Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against such Indemnified Party in any suit, action, claim or proceeding relating to or arising out of this Agreement, any other Loan Document, any Collateral or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, any other Loan Document, any Collateral or any transaction contemplated hereby or thereby, including, without limitation, (i) any Medallion Loan pledged hereunder not constituting an Eligible Medallion Loan, (ii) the offering or effectuation of any securitization, or (iii) the commingling of the proceeds of the Collateral at any time with other funds, except, in each case, to the extent arising from such Indemnified Party’s gross negligence or willful misconduct. In any suit, proceeding or action brought by the Agent or any other Secured Party in connection with any Collateral for any sum owing thereunder, or to enforce any provisions of such Collateral, the Borrower will save, indemnify and hold such Secured Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by the Borrower of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from the Borrower. The Borrower also agrees to reimburse the Agent and the Lender as and when billed by the Agent or the Lender for all of such Person’s reasonable costs and expenses incurred in connection with the enforcement or the preservation of such Person’s rights under this Agreement, any other Loan Document, any Collateral or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel (including reasonable fees and disbursements incurred in any action or proceeding between the Borrower and an Indemnified Party or between an Indemnified Party and any third party relating hereto). The Borrower hereby acknowledges that, notwithstanding the fact that the Secured Obligations are secured by the Collateral, each Secured Obligation is a recourse obligation of the Borrower.

Section 8.02. Other Costs and Expenses.

The Borrower shall pay to the Agent, the Collection Account Bank, the Lockbox Account Bank, the Backup Servicer, any successor servicer and the Lender on demand all reasonable costs and out-of-pocket expenses in connection with the preparation, execution, delivery and administration of this Agreement and the other Loan Documents, the transactions contemplated hereby and the other documents to be delivered hereunder, including without limitation, the reasonable cost of the Lender’s auditors auditing the books, records and procedures of the Servicer, the Backup Servicer, and the MF/Borrower Related Parties, reasonable and documented fees and out-of-pocket expenses of legal counsel for the Lender and the Agent (which counsel may be employees of the Lenders or the Agent) with respect thereto and with respect to advising the Lender and the Agent as to their respective rights and remedies under this Agreement, all rating agency fees incurred by or on behalf of the Lender and any fees and expenses incurred in connection with any background check or Medallion Loan confirmation.

ARTICLE IX

COLLATERAL SECURITY

Section 9.01. Collateral; Security Interest.

(a) The Custodian shall hold the Medallion Loan Documents as exclusive bailee and agent for the Agent and the Secured Parties pursuant to terms of the Custodial Agreement.

(b) All of the Borrower’s right, title and interest in, to and under each of the following items of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, is hereinafter referred to as the “Collateral”:

(i) all Medallion Loans identified on a Notice of Borrowing and Pledge delivered by the Borrower hereunder from time to time, including, without limitation all liquidation proceeds and recoveries with respect thereto, and the Medallion Collateral securing same, and any security interest in such Medallion Loans in favor of the applicable Seller;

(ii) all Medallion Loan Documents;

(iii) the Purchase Agreement (including, without limitation all rights of the Borrower to amounts due, and all rights of indemnity arising, under or in connection with the Purchase Agreement);

(iv) all Approved Purchase Agreements (including, without limitation all rights of the Borrower to amounts due, and all rights of indemnity arising, under or in connection with any Approved Purchase Agreement);

(v) all Hedge Transactions;

(vi) all fidelity bonds, insurance policies and any proceeds from such insurance policies and fidelity bonds that relate to the Medallion Loans, the Obligors or the related Medallion Collateral;

(vii) all Collections and all rights with respect thereto;

(viii) the Collection Account, each Lockbox Account and the balances, investments and other items of value attributable or credited to the Collection Account, the Lockbox Accounts and all rights with respect thereto;

(ix) all “chattel paper” and “documents” (as defined in the Uniform Commercial Code) evidencing or relating to the Medallion Loans;

(x) the Servicing Agreement, the Backup Servicing Agreement and all Servicing Records;

(xi) all Permitted Junior Participation Interests and Permitted Subordinated Loans, and all agreements with respect thereto;

(xii) all goods (including inventory, equipment and any accessions thereto and fixtures), instruments (including promissory notes), documents, accounts, chattel paper (whether tangible or electronic), deposit accounts, letter-of-credit rights, commercial tort claims, securities and all other investment property, supporting obligations, any other contract rights or rights to the payment of money, insurance claims and proceeds, and all general intangibles (including all payment intangibles); and

(xiii) any and all replacements, substitutions, distributions on, or proceeds of any and all of the foregoing.

(c) As security for the Secured Obligations, the Borrower hereby pledges to the Agent for the benefit of the Secured Parties, and grants a security interest in favor of the Agent for the benefit of the Secured Parties in, all of the Borrower’s right, title and interest in, to and under the Collateral, whether now owned or hereafter acquired, now existing or hereafter created. Each of the Borrower and the Servicer agrees to mark its master computer databases and computer files (by way of the creation of a special “field” or otherwise), in a manner acceptable to the Agent, to evidence the interests granted to the Agent for the benefit of the Secured Parties hereunder.

(d) The Secured Parties will not create a security interest in the Collateral in their possession or control for the benefit of their secured parties.

Section 9.02. Further Documentation. At any time and from time to time, and at the sole expense of the Borrower, the Borrower will promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further actions as are necessary (or as are reasonably requested by the Agent or the Lender) for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Liens created hereby or the taking of any other action necessary to preserve the status of the Agent’s Liens on the Collateral as first priority perfected liens. The Borrower also hereby authorizes the Agent to file any such financing or continuation statement without the signature of the Borrower to the extent permitted by applicable law. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement for filing in any jurisdiction.

Section 9.03. Changes in Locations, Name, etc. The Borrower shall not change its name, identity or corporate structure (or the equivalent) or change the location where it maintains its records with respect to the Collateral or reincorporate or reorganize under the laws of another jurisdiction, in each case unless it shall have given the Agent prior written notice thereof and shall have delivered to the Agent all Uniform Commercial Code financing statements and amendments thereto as the Agent shall reasonably request and taken all other actions deemed reasonably necessary by the Agent or the Lender to continue its perfected status in the Collateral with the same or better priority; provided that the Borrower shall not change its jurisdiction of organization or its name without the prior written consent of the Agent. The Borrower’s organizational identification number with the Delaware Secretary of State is 4623015 and the Borrower’s federal tax identification number is 26-6643794. The Borrower shall promptly notify the Agent of any change in such organizational identification number. In the event of a disaster at the location of the Borrower’s chief executive office or at the location of the Borrower’s records regarding the Medallion Loans, the Borrower shall maintain its backup office and records at 11-49 44th Drive, Long Island City, New York 11101.

Section 9.04. Agent’s Appointment as Attorney-in-Fact.

(a) The Borrower hereby irrevocably constitutes and appoints the Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Borrower and in the name of the Borrower or in its own name, from time to time in the Agent’s discretion, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments related to the Collateral which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, the Borrower hereby gives the Agent the power and right, on behalf of the Borrower, without assent by the Borrower, if an Event of Default shall have occurred and be continuing, to do the following:

(i) in the name of the Borrower or its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any insurance policy or with respect to any other Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Agent for the purpose of collecting any and all such moneys due under any such insurance policy or with respect to any other Collateral whenever payable;

(ii) to pay or discharge taxes and Liens levied or placed on or threatened against the Collateral; and

(iii) (A) to direct any party liable for any payment under any Collateral to make payment of any and all moneys due or to become due thereunder directly to the Agent or as the Agent shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any of the Collateral; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any thereof and to enforce any other right in respect of any Collateral; (E) to defend any suit, action or proceeding brought against the Borrower with respect to any Collateral; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Agent may deem appropriate; (G) to make any filing or other submission to any Taxi Commission on behalf of the Borrower; and (H) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Agent were the absolute owner thereof for all purposes, and to do, at the Agent’s option and the Borrower’s expense, at any time, and from time to time, all acts and things which the Agent deems necessary to protect, preserve or realize upon the Collateral and the Agent’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as the Borrower might do.

The Borrower hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

(b) The Borrower also authorizes the Agent, at any time and from time to time, to execute, in connection with any sale provided for in Section 9.07 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral and to file any initial financing statements amendments thereto and continuation statements with or without the signature of any Borrower as authorized by applicable law, as applicable to all or any part of the Collateral and to file any initial financing statements, amendments thereto and continuation statements with or without the signature of any Borrower as authorized by applicable law, as applicable to all or any part of the Collateral. Without limiting the foregoing, the Borrower agrees that the Agent may file a UCC-1 financing statement against the Borrower describing the Collateral as being “all assets of the debtor, whether now owned or hereafter acquired or arising, wheresoever located, together with all proceeds thereof” or words of like import.

(c) The powers conferred on the Agent are solely to protect the Agent’s and the Secured Parties’ respective interests in the Collateral and shall not impose any duty upon the Agent to exercise any such powers or any Secured Party to cause the Agent to exercise such powers. The Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and, without limiting Section 9.08, neither the Agent nor any of its officers, directors, or employees shall be responsible to the Borrower or any Secured Party for any act or failure to act under this Section 9.04, except for its own gross negligence or willful misconduct.

(d) In furtherance of the foregoing, the Borrower will execute and deliver a separate power of attorney in the form of Exhibit I and such other documents requested by the Agent to effectuate this Section 9.04.

Section 9.05. Performance of Borrower’s Obligations. If the Borrower fails to perform or comply with any of its agreements contained in the Loan Documents and the Agent or the Lender may itself perform or comply, or otherwise cause performance or compliance, with such agreement, the out-of-pocket costs and expenses of the Agent or the Lender, as applicable, incurred in connection with such performance or compliance, together with interest thereon at a rate per annum equal to the Default Funding Rate, shall be payable by the Borrower to the Agent or the Lender on demand and shall constitute Secured Obligations. Anything herein to the contrary notwithstanding, the exercise by the Agent and the Lender of their rights hereunder shall not release the Borrower or any other MF/Borrower Related Party from any of their duties or obligations with respect to any Medallion Loans, the related Medallion Loan Documents or any other instrument, document or agreement included in the Collateral. Neither the Agent nor the Lender shall have any obligation or liability with respect to any Medallion Loan, any Medallion Loan Document or any other instrument, document or agreement included in the Collateral, nor shall any of them be obligated to perform the obligations of the Borrower or any other MF/Borrower Related Party.

Section 9.06. Proceeds. If an Event of Default shall occur and be continuing, (a) all proceeds of Collateral received by the Borrower consisting of cash, checks and other cash equivalents shall be held by the Borrower in trust for the Agent for the benefit of the Secured Parties, segregated from other funds of the Borrower, and shall forthwith upon receipt by the Borrower may, in the sole discretion of the Agent, be turned over to the Agent for the benefit of the Secured Parties in the exact form received by the Borrower (duly endorsed by the Borrower to the Agent, if required) and (b) any and all such proceeds received by the Agent (whether from the Borrower or otherwise) may, in the sole discretion of the Agent, be held by the Agent as collateral security for, and/or then or at any time thereafter may be applied by the Agent against, the Secured Obligations (whether matured or unmatured), such application to be in such order as the Agent shall elect. Any balance of such proceeds remaining after the Secured Obligations shall have been paid in full and this Agreement shall have been terminated shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive the same. For purposes hereof, proceeds shall include, but not be limited to, all principal and interest payments, all prepayments and payoffs, insurance claims, recoveries against Obligors, sale and foreclosure proceeds, and any other income and all other amounts received with respect to the Collateral.

Section 9.07. Remedies. If an Event of Default shall occur and be continuing, the Agent may exercise, in addition to all other rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the Uniform Commercial Code. Without limiting the generality of the foregoing, the Agent without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Borrower or any other Person (each and all of which demands, presentments, protests, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell (on a servicing released basis, at the Agent’s option), lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels or as an entirety at public or private sale or sales, at any exchange, broker’s board or office of the Agent or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Agent shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in the Borrower, which right or equity is hereby waived or released. In the event that the Agent elects (or is directed) to take any action described in this Section 9.07, the Borrower further agrees, at the Agent’s request, to assemble the Collateral and make it available to the Agent at places which the Agent shall reasonably select, whether at the Borrower’s premises or elsewhere. The Agent shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Agent and the Secured Parties hereunder, including without limitation reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, in such order as the Agent may elect, and only after such application and after the payment by the Agent of any other amount required or permitted by any provision of law, including without limitation Sections 9-610 and 9-615 of the Uniform Commercial Code, need the Agent account for the surplus, if any, to the Borrower. To the extent permitted by applicable law, the Borrower waives all claims, damages and demands it may acquire against the Agent arising out of the exercise by the Agent of any of its rights hereunder, other than those claims, damages and demands arising from the gross negligence or willful misconduct of the Agent. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition. The Borrower shall remain liable for any deficiency (plus accrued interest thereon as contemplated herein) if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Secured Obligations, including the fees and disbursements of any attorneys employed by the Agent to collect such deficiency.

Section 9.08. Limitation on Duties Regarding Presentation of Collateral. The Agent’s duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the Uniform Commercial Code or otherwise, shall be to deal with it in the same manner as the Agent deals with similar property for its own account. Neither the Agent nor any of its directors, officers or employees shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Borrower or otherwise.

Section 9.09. Powers Coupled with an Interest. All authorizations and agencies herein contained with respect to the Collateral are irrevocable and powers coupled with an interest.

Section 9.10. Release of Security Interest. Upon (x) termination of this Agreement, repayment to the Agent and the Secured Parties of all Secured Obligations and the performance of all other obligations under the Loan Documents, the Agent shall release its security interest in any remaining Collateral, (y) repayment of a Medallion Loan in full by the related Obligor or sale of a Medallion Loan by the Borrower to the extent permitted by this Agreement, the Agent shall release its security interest in any Collateral securing such Medallion Loan, in the case of this clause (y), upon receipt by the Agent of the amount of such repayment or sales proceeds;

provided that if any payment, or any part thereof, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by the Agent upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, or upon or as a result of the appointment of a receiver, intervener or conservator of, or a trustee or similar officer for, the Borrower or any substantial part of its property, or otherwise, this Agreement, all rights hereunder and the Liens created hereby (other than Liens referred to in clause (y) above) shall continue to be effective, or be reinstated, as though such payments had not been made.

Section 9.11. Reaffirmation of Pledge. The Borrower hereby reconfirms the pledge to the Agent for the benefit of the Secured Parties under the Existing Agreement, and grant of security interest in favor of the Agent for the benefit of the Secured Parties under the Existing Agreement in, all of the Borrower’s right, title and interest in, to and under the Collateral, whether now owned or after’ acquired, now existing or hereafter created to secure the Secured Obligations.

ARTICLE X

MISCELLANEOUS

Section 10.01. Amendments and Waivers.

(a) No amendment or modification of any provision of this Agreement shall be effective without the written agreement of the Borrower, the Agent and the Lender; provided that no amendment or modification of Section 2.05 that would materially and adversely affect the interests of U.S. Bank, National Association in its capacity as the Collection Account Bank or Lockbox Account Bank or Lyon Financial Services, Inc. (d/b/a U.S. Bank Portfolio Services) in its capacity as Backup Servicer shall be made without such entity’s prior written consent. No termination or waiver of any provision of this Agreement or consent to any departure therefrom by the Borrower shall be effective without the written concurrence of the Agent and the Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) Notwithstanding the provisions of Section 10.01(a), in the event that there is more than one Lender, the written consent of the Lender shall be required for any amendment, modification or waiver (i) reducing any outstanding Advances, or the Interest accrued thereon, (ii) postponing any date for any payment of any Advance, or the Interest accrued thereon, (iii) modifying the provisions of this Section 10.01, (iv) increasing the Maximum Facility Amount or (v) of the definition of “Borrowing Base”.

Section 10.02. Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including communication by facsimile copy) and mailed, transmitted or delivered, as to each party hereto, at its address set forth as follows: (i) if to the Borrower: c/o Medallion Financial Corp., 437 Madison Avenue, New York, New York 10022, Attention: President, Telephone No.: 212-328-2100, Facsimile No.: 212-328-2121, or at such other address as shall be designated by such party in a written notice to the other parties hereto; (ii) if to the Agent: DZ Bank AG Deutsche Zentral-Genossenschaftsbank, New York, Branch, 609 5th Avenue, New York, New York 10017-1021, Attention: Structured Finance-Asset Securitization, Facsimile: (212) 745-1651, Confirmation No.: (212) 745-1678, or specified in the Agent’s Assignment and Acceptance or at such other address as shall be designated by such party in a written notice to the other parties hereto; and (iii) if to the Lender: Autobahn Funding Company LLC, c/o DZ Bank AG Deutsche Zentral-Genossenschaftsbank, New York, Branch, 609 5th Avenue, New York, New York 10017-1021, Attention: Structured Finance-Asset Securitization, Facsimile: (212) 745-1651, Confirmation No.: (212) 745-1678, or specified in the Lender’s Assignment and Acceptance or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of (x) notice by mail, five days after being deposited in the United States mails, first-class postage prepaid, (y) notice by facsimile copy, when verbal communication of receipt is obtained or (z) in the case of personal delivery or overnight mail, when delivered, except that notices and communications pursuant to Article II shall not be effective until received.

Section 10.03. No Waiver; Remedies. No failure on the part of the Agent or the Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 10.04. Binding Effect; Assignability. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent, the Lender and their respective successors and permitted assigns. This Agreement and the Lender’s rights and obligations hereunder and interest herein shall be assignable in whole or in part (including, without limitation, by way of the sale of participation interests therein) by the Lender and its successors and assigns; provided that, so long as no Event of Default has occurred and is continuing, any such assignment by the Lender shall require the prior written consent of the Borrower (such consent not to be unreasonably withheld) unless such assignment is to the Agent, an Affiliate of the Agent or any Person managed or administered by the Agent or an Affiliate of the Agent, in which case no such consent from the Borrower shall be required. In any event, this Agreement may only be assigned to assignees that are “qualified purchasers” within the meaning of the United States Investment Company Act of 1940, as amended. The Borrower may not assign any of its rights and obligations hereunder or any interest herein without the prior written consent of the Lender and the Agent. The parties to each assignment or participation made by the Lender pursuant to this Section 10.04 shall execute and deliver to the Agent for its acceptance and recording in its books and records, an Assignment and Acceptance or a participation agreement or other transfer instrument reasonably satisfactory in form and substance to the Agent. Each such assignment or participation shall be effective as of the date specified in the applicable Assignment and Acceptance or other agreement or instrument only after the execution, delivery, acceptance and recording as described in the preceding sentence. The Agent shall notify the Borrower of any assignment or participation thereof made pursuant to this Section 10.04. Subject to Section 10.13, the Lender may, in connection with any assignment or participation or any proposed assignment or participation pursuant to this Section 10.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the MF/Borrower Related Parties and the Collateral furnished to the Lender by or on behalf of the MF/Borrower Related Parties, the Servicer or any other Person.

Section 10.05. Term of This Agreement. This Agreement, including, without limitation, the Borrower’s obligation to observe its covenants set forth in Article V, shall remain in full force and effect until the Final Payout Date; provided, however, that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by Borrower pursuant to Articles III and IV and the indemnification and payment provisions of Article VIII and the provisions of Sections 10.09, 10.10, 10.11, 10.13 and 10.14 shall be continuing and shall survive any termination of this Agreement.

Section 10.06. Governing Law; Jury Waiver.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).

(b) EACH OF THE PARTIES HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING DIRECTLY OR INDIRECTLY OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER.

Section 10.07. Consent to Jurisdiction. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY OR, TO THE EXTENT SUCH COURT LACKS JURISDICTION, THE COURTS OF THE STATE OF NEW YORK, AND EACH WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY REGISTERED MAIL, AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE DAYS AFTER THE SAME SHALL HAVE BEEN DEPOSITED IN THE U.S. MAILS, POSTAGE PREPAID. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER, AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT ANY PARTY’S RIGHT TO BRING ANY ACTION OR PROCEEDING IN THE COURTS OF ANY OTHER JURISDICTION.

Section 10.08. Ordinary Course. The Borrower represents and warrants that each remittance of Collections under this Agreement will have been (i) in payment of a debt incurred by the Borrower in the ordinary course of business or financial affairs of the Borrower and (ii) made in the ordinary course of business or financial affairs of the Borrower.

Section 10.09. Limitation of Liability. Except with respect to any claim arising out of the willful misconduct or gross negligence of the Lender, the Agent or a Secured Party, (i) the Borrower, to the extent permitted by law, waives any claim may be made by the Borrower or any other Person against the Lender, the Agent, any Secured Party or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and (ii) each of the Borrower, Medallion Funding and Medallion Funding (on behalf of itself and all of its Subsidiaries and Affiliates), to the extent permitted by law, hereby waives, releases, and agrees not to sue upon any claim for any such special, indirect, consequential or punitive damages. The provisions of this Section shall survive the termination of this Agreement.

Section 10.10. No Proceedings. Each of the parties hereto (other than the Lender) hereby agrees that it will not institute against, or join any other Person in instituting against, the Lender any bankruptcy, insolvency or similar proceeding so long as any commercial paper issued by the Lender shall be outstanding or there shall not have elapsed one year and one day since the last day on which any such commercial paper shall have been outstanding. The provisions of this Section shall survive the termination of this Agreement.

Section 10.11. Recourse Against Certain Parties. No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of the Lender as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any administrator of the Lender or any incorporator, Affiliate, stockholder, officer, employee or director of the Lender or of any such administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of the Lender contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the limited liability company obligations of the Lender, and that no personal liability whatsoever shall attach to or be incurred by any administrator of the Lender or any organizer, member, Affiliate, officer, employee or director of the Lender or of any such administrator, as such, under or by reason of any of the obligations, covenants or agreements of the Lender contained in this Agreement or in any other such instruments, documents or agreements, or which are implied therefrom, and that any and all personal liability of every such administrator of the Lender and each organizer, member, Affiliate, officer, employee or director of the Lender or of any such administrator, or any of them, for breaches by the Lender of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement; provided, however, that the foregoing shall not relieve any such Person from any liability it might otherwise have as a result of fraudulent actions taken or fraudulent omissions made by them. The provisions of this Section shall survive the termination of this Agreement.

Section 10.12. Execution in Counterparts; Severability; Integration. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by facsimile or portable document format (PDF) shall be effective as delivery of a manually executed counterpart of this Agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings other than the Loan Documents executed as of December 12, 2016 to which the Agent is a party.

Section 10.13. Confidentiality.

(a) By accepting delivery of this Agreement, the Borrower agrees not to disclose to any person or entity the existence of this Agreement or the Loan Documents or the terms hereof or thereof (including, without limitation, any specific pricing information provided by the Agent or the Lender or the amount or terms of any fees payable to the Agent or the Lender in connection with the transaction contemplated by this Agreement, the “Transaction”), the proposal or structure of the Transaction, any related structures developed by the Agent for the Borrower, the existence or status of any ongoing negotiations between the Borrower, the Agent and the Lender concerning the Transaction (collectively, the “Product Information”), except (i) to its and its Affiliates’ officers, directors, employees, agents, accountants, legal counsel and other representatives (collectively, the “Borrower Representatives”) who have a need to know the Product Information for the purpose of assisting in the negotiation and completion of the Transaction and who agree to be bound by the provisions of this section applicable to the Borrower, (ii) in connection with any legal or regulatory action or proceeding relating to this Agreement or the transactions contemplated hereby or the exercise of any remedies hereunder, (iii) to extent required by applicable law, regulation or other legal process, or (iv) to the extent requested by any governmental or regulatory authority having jurisdiction over the Borrower, the Seller or any Borrower Representative. The Borrower will be responsible for any failure of any Borrower Representative to comply with the provisions of this clause (a).

(b) The Agent and the Lender will not disclose to any person or entity the confidential or proprietary information of the MF/Borrower Related Parties furnished to the Agent and the Lender in connection with the Transaction (the “Borrower Information”), except (i) to their respective and their Affiliates’ officers, directors, employees, agents, accountants, legal counsel and other representatives (collectively, the “Lender Representatives”), (ii) to the extent required by applicable law, regulation, subpoena or other legal process, (iii) to the extent requested by any governmental or regulatory authority having jurisdiction over the Agent, the Lender or the Lender Representative, (iv) to the rating agencies, (v) to the extent agreed to in writing by the Borrower or (vi) to credit enhancers and dealers and investors in respect of commercial paper of the Lender in accordance with the customary practices of the Lender for disclosures to credit enhancers, dealers or investors, as the case may be.

(c) Notwithstanding anything to the contrary contained herein or in any of the other Related Documents, each of the parties hereto acknowledges and agrees that the Agent may post to a password-protected internet website maintained by the Agent and required by any nationally recognized rating agency providing a rating or proposing to provide a rating to the Lender’s commercial paper in connection with Rule 17g-5, the following information: (x)(i) to the extent disclosed to any nationally recognized rating agency providing or proposing to provide a rating to, or monitoring a credit rating of, the Lender’s commercial paper, any confidential proprietary information with respect to any Medallion Party and each of their respective businesses obtained by the Lender or the Agent in connection with the structuring, negotiation and execution of the transactions contemplated herein and in the other Related Documents and (ii) any other nonpublic information with respect to any Medallion Party received by the Lender or the Agent, in each case to the extent such information was provided to such nationally recognized rating agency in connection with providing or proposing to provide a rating to, or to monitor an existing rating of, the Lender’s commercial paper, (y) the Related Documents and (z) any other Transaction Information.

(d) Notwithstanding any other provision herein, the Borrower (and its employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

Section 10.14. Limitation on Payments. Notwithstanding any provisions contained in this Agreement to the contrary, the Lender shall not, and shall not be obligated to, pay any amount pursuant to this Agreement unless the Lender has received funds which may be used to make such payment and which funds are not required to repay commercial paper notes issued by the Lender when due. Any amount which the Lender does not pay hereunder pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the Bankruptcy Code) against or corporate obligation of the Lender for any such insufficiency. The provisions of this Section 10.14 shall survive the termination of this Agreement.

Section 10.15. Periodic Due Diligence Review.

(a) The Borrower acknowledges that the Agent has the right to perform continuing due diligence reviews with respect to the MF/Borrower Related Parties and the Medallion Loans, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and the Borrower agrees that upon reasonable (but no less than one (1) Business Day’s) prior notice to the Borrower (which prior notice shall not be required after the occurrence and during the continuation of a Default), the Agent or its authorized representatives (including independent audit and consulting firm specializing in securitization transactions) will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Medallion Loan Files and any and all documents, records, agreements, instruments or information relating to such Medallion Loans in the possession or under the control of the Borrower, any other MF/Borrower Related Party and/or the Custodian. The Borrower also shall make, and cause each other MF/Borrower Related Party to make, available to the Agent a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Medallion Loan Files, the Medallion Loans, the Borrowing Base or other related matters. Without limiting the generality of the foregoing, the Borrower acknowledges that the Lender may make Advances to the Borrower based solely upon the information provided by the Borrower to the Agent and the Lender and the representations, warranties and covenants contained herein, and that the Agent, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Medallion Loans securing such Advance, including without limitation ordering new credit reports and otherwise re-generating the information used to originate such Medallion Loans. The Agent may underwrite such Medallion Loans itself or engage a third party underwriter (including independent audit and consulting firm specializing in securitization transactions) to perform such underwriting, provided that such third party underwriter shall agree in writing with the Borrower to maintain the confidentiality of the information reviewed and only to use such information in connection with its engagement by the Agent, on behalf of the Secured Parties, in connection with this Agreement. The Borrower agrees to cooperate with the Agent and any third party underwriter in connection with such underwriting, including, but not limited to, providing the Agent and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Medallion Loans in the possession, or under the control, of the Borrower. The Borrower shall reimburse the Agent for all fees and related out-of-pocket costs and expenses incurred by the Agent in connection with the Agent’s activities pursuant to this Section 10.15 and Section 9.09 of the Servicing Agreement; provided, however, that, (i) the Borrower shall not be required to reimburse the Agent for more than two (on an aggregate basis with any audits engaged in under any other Loan Document) independent audits for any calendar year so long as (x) no Event of Default shall have occurred and be continuing and (y) the results of the previous audits were complete and reasonably acceptable to the Agent and (ii) so long as no Event of Default shall have occurred and be continuing, the Borrower shall not be required to reimburse the Agent for the fees of the independent audit and consulting firm specializing in securitization transactions engaged in connection with any such audit to the extent that such fees exceed $25,000 in any calendar year (on an aggregate basis with any audits engaged in under any other Loan Document); provided, further, that the $25,000 limit described in the foregoing clause (ii) is not applicable unless (X) the Medallion Loan Files and any and all documents, records, agreements, instruments or information required to complete the audit, are contained in one location; (Y) the Borrower fully cooperates with the independent audit and consulting firm specializing in securitization transactions performing any applicable audit contemplated hereunder; and (Z) no material findings are uncovered by or on behalf of the Agent requiring additional audit work.

(b) The Borrower shall reimburse the Agent and the Lender for all reasonable out-of-pocket costs and expenses incurred by such Persons in connection with any due diligence review of a proposed Approved Seller or a proposed Approved Purchase Agreement. Amounts reimbursed pursuant to this Section 10.15(b) shall not be subject to or applied toward the reimbursement cap set forth in Section 10.15(a) hereof.

(c) The Agent may, at the reasonable expense of the Borrower, (i) perform or direct the Borrower to perform background checks on any material personnel hired by any MF/Borrower Related Party after the Effective Date and (ii) on a quarterly basis (at the same time as any under any other Loan Document), contact Obligors directly for the purpose of confirming information relating to the Medallion Loans. The Borrower shall cooperate with the Agent in any such background check, confirmation or audit and shall furnish to the Agent all information (including, without limitation, names and addresses of Obligors) that the Agent may reasonably request in connection therewith. Notwithstanding anything to the contrary contained herein, the Agent will not claim reimbursement from the Borrower for any expenses under this Section 10.15(c) to the extent it has been reimbursed by the Borrower under another Loan Document.

Section 10.16. Usury Savings Clause. Anything in this Agreement to the contrary notwithstanding, the obligation of the Borrower to make payments of interest shall be subject to the limitation that payments of interest shall not be required to be made to the extent that a Lender’s receipt thereof would not be permissible under the law or laws applicable to it limiting rates of interest which may be charged or collected by it. Any such amount of interest which is not paid as a result of the limitation referred to in the preceding sentence shall be carried forward and paid by the Borrower to the Lender on the earliest date or dates on which any interest is payable under this Agreement and on which the receipt thereof is permissible under the laws applicable to the Lender limiting rates of interest which may be charged or collected by the Lender. Such payment shall be made as additional interest for the month preceding such Interest Payment Date. Such deferred payments shall not bear interest.

Section 10.17. USA Patriot Act. The Agent hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information that will allow the Agent to identify Borrower in accordance with its requirements. Borrower shall promptly, following a request by the Agent or the Lender, provide all documentation and other information that the Agent or the Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

Section 10.18. Acknowledgement and Consent to Bail-in of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by the Borrower hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Program Agreement; or

(iii) the variation of the terms of such liability to the extent necessary to give effect to the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority in relation to any such liability.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

TAXI MEDALLION LOAN TRUST III, as Borrower

By	/s/Andrew M. Murstein
Name Andrew M. Murstein Title President

DZ BANK AG DEUTSCHE ZENTRAL-GENOSSENSCHAFTSBANK, FRANKFURT AM MAIN, as Agent

By	/s/Jayan Krishnan
Name Jayan Krishnan Title Director

By	/s/Franziska Hummel
Name Franziska Hummel Title Vice President

AUTOBAHN FUNDING COMPANY LLC, as Lender

By: DZ BANK AG DEUTSCHE ZENTRAL-GENOSSENSCHAFTSBANK, FRANKFURT AM MAIN, its Attorney-in-Fact

By	/s/Jayan Krishnan
Name Jayan Krishnan Title Director

By	/s/Franziska Hummel
Name Franziska Hummel Title Vice President